Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189231

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 23, 2013)

             American Depositary Shares

NAVIOS MARITIME HOLDINGS INC.

Each Representing 1/100th of One Share of

            % Series G Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference: $25.00 per American Depositary Share)

We are offering              American Depositary Shares (the “Depositary Shares”), each of which represents 1/100th of one share of our     % Series G Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) (the “Series G Preferred Stock”). The Series G Preferred Stock represented by the Depositary Shares will be deposited with The Bank of New York Mellon, as Depositary. As a holder of a Depositary Share, you will be entitled, subject to the terms of the Deposit Agreement (the “Deposit Agreement”), to proportional rights and preferences as if you held 1/100th of one share of our Series G Preferred Stock.

Dividends on the Series G Preferred Stock are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of January, April, July and October of each year, when, as and if declared by our board of directors. The initial dividend on the Series G Preferred Stock offered hereby will be payable on April 15, 2014 in an amount equal to $             per share (equivalent to $             per Depositary Share). Dividends will be payable out of amounts legally available therefor at an initial rate equal to     % per annum of the stated liquidation preference.

At any time on or after                     , 2019, the Series G Preferred Stock may be redeemed (and the Depositary Shares can be caused to the redeemed), in whole or in part, out of amounts legally available therefor, at a redemption price of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

The Depositary Shares have been approved for listing on the New York Stock Exchange (the “NYSE”) under the symbol “NMPrG,” subject to official notice of issuance. Currently, there is no public market for the Depositary Shares or the Series G Preferred Stock.

Investing in the Depositary Shares or the Series G Preferred Stock involves a high degree of risk. The Depositary Shares and our Series G Preferred Stock have not been rated and are subject to the risks associated with unrated securities. Please read “Risk Factors” beginning on page S-17 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Depositary Share	Total
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds to us (before expenses)(1)	$	$	$

(1)	We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to an additional Depositary Shares solely to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discount payable by us will be $ , and total proceeds to us before expenses will be $ .

Delivery of the Depositary Shares is expected to be made in book-entry form through the facilities of The Depository Trust Company on or about                     , 2014.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Credit Suisse

Co-Manager

S. Goldman Capital LLC

                    , 2014

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than its date.

Prospectus Supplement

Prospectus

S-i

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands, and our subsidiaries are incorporated under the laws of the Republic of the Marshall Islands, Malta, Belgium, Luxembourg, Liberia, Panama, Uruguay, Argentina, Brazil and certain other countries other than the United States, and we conduct operations in countries around the world. Several of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. See “Risk Factors—Risks Associated with the Shipping Industry and Our Drybulk Operations—We, and certain of their officers and directors, may be difficult to serve with process, as we are incorporated in the Republic of the Marshall Islands and such persons may reside outside of the United States” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed on April 24, 2013 and amended on September 11, 2013 (the “2012 Form 20-F”); incorporated herein by reference. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement and the accompanying prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement and the accompanying prospectus is prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

You should read carefully this prospectus supplement and the accompanying prospectus, any related free writing prospectus, and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” in this prospectus supplement.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus supplement and the accompanying prospectus contain our trademarks, service marks and trade names, including our proprietary logos and the domain name for our website, and also contain the trademarks, service marks and trade names of other companies.

S-ii

SUMMARY

This summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus supplement and the accompanying prospectus, including the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the “Risk Factors” included elsewhere in or incorporated by reference into this prospectus supplement. Unless otherwise specified or unless the context otherwise requires, in this prospectus supplement, references to “the Company,” “Navios Holdings,” “we,” “our” and “us,” refer to Navios Maritime Holdings Inc. and its subsidiaries. References to “Navios Logistics” are to Navios South American Logistics Inc., our South American subsidiary. We held a 63.8% equity interest in Navios Logistics as of January 15, 2014. References to “Navios Partners” are to Navios Maritime Partners L.P, a separate NYSE-listed limited partnership formed by us in August 2007. We held a 21.6% interest in Navios Partners as of January 15, 2014 which includes a 2% general partner interest. References to “Navios Acquisition” are to Navios Maritime Acquisition Corporation, a separate NYSE-listed company formed by us in March 2008. We held 47.8% of the outstanding voting stock of and a 50.5% economic interest in Navios Acquisition as of January 15, 2014. References to “Navios Asia” are to Navios Asia, LLC, our joint venture with a significant ship operator and owner based in Japan that was formed in May 2013. We held a 51.0% equity interest in Navios Asia as of January 15, 2014. We held a 47.5% interest in Navios Europe Inc. (“Navios Europe”) as of January 15, 2014. In addition, this prospectus supplement includes forward-looking information that involves issues and uncertainties. See “Forward-Looking Statements.”

The data related to our fleet reflected in this prospectus supplement, including without limitation, the number of our owned vessels, the number of our chartered-in vessels and deadweight tons (“dwt”), is as of January 15, 2014, unless otherwise indicated.

Business Overview

We are a large global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities, including iron ore, coal and grain. We manage the technical and commercial operations of our owned fleet, Navios Acquisition’s, Navios Partners’ and Navios Europe’s fleet, and commercially manage our chartered-in fleet. Our in-house ship management expertise allows us to oversee every step of ship management of our owned fleet, and Navios Partners’, Navios Acquisition’s and Navios Europe’s fleet, including the shipping operations throughout the life of the vessels and the superintendence of maintenance, repairs and drydocking.

We charter our vessels to a diversified group of high-quality companies or their affiliate entities, such as Mitsui O.S.K. Lines Ltd., GIIC, Louis Dreyfus Commodities, Hanjin Shipping Corporation, Baosteel, Mansel Ltd, Swiss Marine, Cargill International S.A. and Dampskibselskabet Norden. The Navios business was established by the United States Steel Corporation in 1954, and we believe that we have built strong brand equity through 58 years of experience working with raw materials producers, agricultural traders and exporters, industrial end-users, ship owners, and charterers. We control, through a combination of vessel ownership and long-term time chartered-in vessels, approximately 5.8 million dwt in drybulk tonnage, making us one of the largest independent drybulk operators in the world.

Our current “core fleet” refers to drybulk vessel operations (excluding Navios Logistics) including the newbuilds to be delivered. The current “core fleet” consists of 60 vessels totaling 5.8 million dwt. The employment profile of the fleet as of January 15, 2014 is reflected in the tables under “Our Fleet” below. The 53 vessels currently in operation aggregate to approximately 5.2 million dwt and have an average age of 6.8 years. We also control a total of 40 owned vessels, comprised of 14 Ultra Handymax vessels, ten Capesize vessels, 15 Panamax vessels and one Handysize vessel, which have an average age of approximately 7.3 years.

The vessels in our core fleet are significantly younger than the world drybulk fleet and have an average age of approximately 6.8 years. We believe our large, modern fleet, coupled with our long operating history, allows us to charter-out our vessels for longer periods of time and to high quality counterparties. In addition to the 40 owned vessels, we control a fleet of seven Capesize, six Panamax, six Ultra Handymax, and one Handysize vessels under long-term charter-in-contracts, which have an average age of approximately 5.7 years. Of the 20 chartered-in vessels, 18 are currently in operation and two are scheduled for delivery at various times through April 2016. We have currently fixed 38.8% and 8.3% of the 2014 and 2015 available days, respectively, of our fleet (excluding vessels which are utilized to fulfill contracts of affreightment (“CoAs”)), representing contracted fees (net of commissions), based on contracted charter rates from our current charter agreements of $98.5 million, and $28.7 million, respectively. Although these fees are based on contractual charter rates, any contract is subject to performance by the counterparties and us. Additionally, the level of these fees would decrease depending on the vessels’ off-hire days to perform periodic maintenance. The average contractual daily charter-out rate for the core fleet (excluding vessels that are utilized to fulfill CoAs) is $15,219 and $20,056 for 2014 and 2015, respectively.

Our Fleet

The following tables present certain information related to our fleet as of January 15, 2014.

Owned Vessels

Vessels	Type	Built	DWT	Charter- out Rate(1)		Profit Share(5)	Expiration Date(2)
Navios Serenity	Handysize	2011	34,690	9,025		No	01/15/2014
Navios Ionian	Ultra Handymax	2000	52,067	8,788		No	02/07/2014
Navios Celestial	Ultra Handymax	2009	58,063	11,426		70% in excess of $8,000	07/16/2015
Navios Vector	Ultra Handymax	2002	50,296	13,925	(12)	No	09/20/2014
Navios Horizon	Ultra Handymax	2001	50,346	9,500		No	03/26/2014
Navios Herakles	Ultra Handymax	2001	52,061	8,788		No	03/28/2014
Navios Achilles	Ultra Handymax	2001	52,063	12,825		No	05/03/2014
Navios Meridian	Ultra Handymax	2002	50,316	11,400		No	04/15/2014
Navios Mercator	Ultra Handymax	2002	53,553	11,163		No	05/15/2014
Navios Arc	Ultra Handymax	2003	53,514	11,400		No	03/26/2014
Navios Hios	Ultra Handymax	2003	55,180	13,925		100% in excess of $8,500	08/07/2015
Navios Kypros	Ultra Handymax	2003	55,222	8,550		No	03/20/2014
Navios Ulysses	Ultra Handymax	2007	55,728	9,975		No	04/30/2014
Navios Vega	Ultra Handymax	2009	58,792	9,025		No	01/15/2014
Navios Astra	Ultra Handymax	2006	53,468	19,000		No	01/21/2014
Navios Magellan	Panamax	2000	74,333	8,313		No	03/15/2014
Navios Star	Panamax	2002	76,662	7,790		No	01/22/2014
Navios Asteriks	Panamax	2005	76,801	—		—	—
Navios Centaurus	Panamax	2012	81,472	12,825		No	04/15/2014
Navios Avior	Panamax	2012	81,355	12,716		No	05/14/2014
Navios Galileo	Panamax	2006	76,596	8,835		No	03/15/2014
Navios Northern Star	Panamax	2005	75,395	11,400		No	05/16/2014
Navios Amitie	Panamax	2005	75,395	9,263		No	03/27/2014
Navios Taurus	Panamax	2005	76,596	9,263		No	04/03/2014
Navios Bonavis	Capesize	2009	180,022	47,400		No	06/29/2014
Navios Happiness	Capesize	2009	180,022	14,488		No	10/12/2015
Navios Lumen	Capesize	2009	180,661	10,450	(7)	No	01/18/2014
Navios Stellar	Capesize	2009	169,001	20,425		No	05/28/2014
Navios Phoenix	Capesize	2009	180,242	45,500		No	05/06/2014	(6)
Navios Antares	Capesize	2010	169,059	12,350		No	02/28/2014
Navios Etoile	Capesize	2010	179,234	29,356		50% in excess of $38,500	12/02/2020
Navios Bonheur	Capesize	2010	179,259	22,000		No	03/04/2014
Navios Altamira	Capesize	2011	179,165	23,440		No	01/28/2016
Navios Azimuth	Capesize	2011	179,169	9,738		No	01/15/2014

Navios Asia Fleet(8)

Vessels	Type	Built	DWT	Charter- out Rate(1)	Profit Share(5)	Expiration Date(2)
N Amalthia	Panamax	2006	75,318	12,113	No	12/23/2014

Navios Asia Vessels to be Delivered(8)

Vessels	Type	Built	Delivery Date
Navios TBN	Panamax	2007	Q1 2015
Navios TBN	Panamax	2007	Q1 2015
Navios TBN	Panamax	2007	Q1 2015
Navios TBN	Panamax	2007	Q1 2015
N Bonanza	Panamax	2006	Q1 2014

Long-term Chartered-in Vessels

Vessels	Type	Built	DWT	Purchase Option(3)	Charter- out Rate(1)		Expiration Date(2)
Navios Lyra	Handysize	2012	34,718	Yes(4)	8,438		01/25/2014
Navios Primavera	Ultra Handymax	2007	53,464	Yes	10,450		02/15/2014
Navios Armonia	Ultra Handymax	2008	55,100	No	11,875		04/17/2014
Navios Apollon	Ultra Handymax	2000	52,073	No	12,505	(9)	08/14/2014
Navios Oriana	Ultra Handymax	2012	61,442	Yes	13,452	(11)	10/13/2014
Navios Mercury	Ultra Handymax	2013	61,393	Yes	14,209	(11)	09/25/2014
Navios Libra II	Panamax	1995	70,136	No	10,213		04/11/2014
Navios Altair	Panamax	2006	83,001	No	11,400		09/05/2014
Navios Esperanza	Panamax	2007	75,356	No	10,070		01/28/2014
Navios Marco Polo	Panamax	2011	80,647	Yes	7,838		04/29/2014
Navios Southern Star	Panamax	2013	82,224	Yes	14,930	(10)	10/14/2014
Navios Koyo	Capesize	2011	181,415	Yes	11,970		03/05/2014
Golden Heiwa	Panamax	2007	76,662	No	—		—
Beaufiks	Capesize	2004	180,310	Yes	—		—
Rubena N	Capesize	2006	203,233	No	—		—
SC Lotta	Capesize	2009	169,056	No	—		—
King Ore	Capesize	2010	176,800	No	—		—
Navios Obeliks	Capesize	2012	181,415	Yes	—		—

Long-term Chartered-in Vessels to be Delivered

Vessels	Type	Delivery Date	Purchase Option	DWT
Navios Felix	Capesize	04/2016	Yes	180,000
Navios Venus	Ultra Handymax	02/2015	Yes	61,000

(1)	Daily rate net of commissions or net insurance rates. These rates do not include insurance proceeds received upfront in November 2012.
(2)	Expected redelivery basis midpoint of full redelivery period.
(3)	Generally, we may exercise its purchase option after three to five years of service.

(4)	We hold the initial 50% purchase option on the vessel.
(5)	Profit share based on applicable Baltic routes exceeding $/day rates listed.
(6)	Subject to CoA of $45,500 per day for the remaining period until first quarter of 2015.
(7)	Amount represents daily rate of mitigation proceeds following the restructuring of the original charter.
(8)	51% ownership of Navios Holdings.
(9)	Profit sharing 100% in excess of $8,000.
(10)	Based on weighted average Panamax Index routes +17%.
(11)	Based on weighted average Supramax Index routes +10%.
(12)	Based on weighted average Supramax Index routes.

Competitive Advantages

We believe that the following strengths allow us to maintain a competitive advantage within the drybulk segment of the international shipping market.

Large, Diverse Fleet of Modern Vessels. Our fleet consists of 53 active vessels, plus seven vessels that are contracted for future delivery, bringing our total controlled fleet to 60 vessels aggregating approximately 5.8 million dwt and making us one of the largest independent drybulk operators in the world. Our core fleet is comprised of modern Handysize, Ultra-Handymax, Panamax and Capesize vessels with an average age of 6.8 years. We believe our modern and diverse fleet provides us with certain operational advantages, including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity and an efficient operating cost structure. The diversity of our fleet profile enables us to serve our customers in both major and minor bulk trades and ensures that we are not overly exposed to any one drybulk asset class for our revenues. Our modern fleet provides us a competitive advantage in the time charter market, where vessel age and quality are of significant importance in competing for business.

Operating Visibility Through Contracted Revenues. As of January 15, 2014, we have fixed 38.8% and 8.3% of the 2014 and 2015 available days, respectively, of our fleet (excluding vessels which are utilized to fulfill CoAs), representing contracted fees (net of commissions), based on contracted charter rates from Navios Holdings’ current charter agreements of $98.5 million, and $28.7 million, respectively. Although these fees are based on contractual charter rates, any contract is subject to performance by the counterparties and us. Additionally, the level of these fees would decrease depending on the vessels’ off-hire days to perform periodic maintenance. The average contractual daily charter-out rate for the core fleet (excluding vessels which are utilized to fulfill CoAs) is $15,219 and $20,056 for 2014 and 2015, respectively. Certain of our charters have been insured through a “AA” rated insurance company in the European Union, which provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy (subject to applicable deductibles and other customary limitations for such insurance). Depending on market conditions, we seek to enter into long-term time charters as vessels become available for employment while allowing exposure to any upside of the market through profit sharing arrangements in our charters based on indices. Additionally, we establish visibility into worldwide commodity flows through physical shipping operations and port terminal operations in South America.

Proven Access to Low-Cost, Long-Term Charter-In Vessels and Purchase Options. Our core fleet includes vessels that have been chartered-in (some through 2026, assuming minimum available charter extension periods are exercised) on attractive terms that allow us to charter-out the vessels at an attractive spread during strong markets and to weather down cycles in the market while maintaining low cost. Given our long history and brand recognition, we have developed relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these relationships, we have historically obtained low-cost, long-term charter-in contracts. Many of these contracts have historically contained options to extend time charters as well as options to purchase the vessel. The purchase options require no initial outlay of capital to build the vessel and shift the construction risk to the charter counterparty. Since these options can be exercised over a number of years, they provide us the flexibility of purchasing a vessel if market conditions are attractive. In addition, chartering-in vessels is a low-cost alternative for expanding our fleet and, historically, we have been able to charter-in vessels at attractive rates relative to our charter-out rates. The average daily charter-in rate for the active long-term charter-in vessels (excluding vessels that are utilized to fulfill CoAs) for 2014 is estimated at $13,759. The current spot rate, the 20 year average of the one year time charter and the ten year average of the one year time charter applicable to our fleet is $12,595, $20,559, and $30,036, respectively, as of January 15, 2014.

Low-Cost, Efficient Operation with In-House Technical Management. We believe our operating efficiencies allow us to maintain operating expenses that are approximately 35% below the industry average for vessels of a similar type. We employ our own in-house technical management team which oversees every step of technical management, from the construction of the vessels in Japan and South Korea to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance, repairs, drydocking and crewing, thereby providing efficiency and transparency in our owned fleet operation. This allows us to proactively monitor our vessels’ performance and conduct in-transit repairs to lower our operational costs.

Experienced Management Team and Strong Brand. Our management team is well respected in the drybulk sector and the shipping industry, and has a strong track record of operational experience. The key members of our management team have on average over 20 years of experience in the shipping industry. Since August 25, 2005, our management team has grown our owned fleet by 566.7% to 40 vessels as of January 15, 2014. In addition, the Navios brand has 59 years of history in the drybulk sector and has a well established reputation for reliability and performance. We believe that our well respected management team and strong brand present us with market opportunities not afforded to other drybulk carriers.

Business Strategy

Our strategy is to generate predictable and growing cash flow through the following:

Operation of a High Quality, Modern Fleet. We own and charter in a modern, high quality fleet, having an average age of approximately 6.8 years that provides numerous operational advantages including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity, and an efficient operating cost structure.

Pursue an Appropriate Balance Between Vessel Ownership and a Long-Term Chartered-in Fleet. We control, through a combination of vessel ownership and long-term time chartered vessels, approximately 5.8 million dwt in tonnage, making us one of the largest independent drybulk operators in the world. Our ability, through our long-standing relationships with various shipyards and trading houses, to charter-in vessels at favorable rates allows us to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 11 of the 20 time chartered vessels (including those to be delivered) permits us to determine when is the most commercially opportune time to own or charter-in vessels. We intend to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels.

Capitalize on Our Established Reputation. We believe our reputation and commercial relationships enable us to obtain favorable long-term time charters, enter into the freight market and increase our short-term tonnage capacity to complement the capacity of our core fleet, as well as to obtain access to cargo freight opportunities through CoA arrangements not readily available to other industry participants. This reputation has also enabled us to obtain favorable vessel acquisition terms as reflected in the purchase options contained in some of our long-term charters.

Utilize Industry Expertise to Take Advantage of Market Volatility. The drybulk shipping market is cyclical and volatile. We use our experience in the industry, sensitivity to trends, and knowledge and expertise as to risk management and forward freight agreements (“FFAs”) to hedge against, and in some cases, to generate profit from, such volatility.

Maintain Customer Focus and Reputation for Service and Safety. We are recognized by our customers for the high quality of our service and safety record. Our high standards for performance, reliability, and safety provide us with an advantageous competitive profile.

Enhance Vessel Utilization and Profitability Through a Mix of Spot Charters, Time Charters, and CoAs and Strategic Backhaul and Triangulation Methods. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. For the nine month period ended September 30, 2013, we had an average utilization of 98.1%, which we believe is one of the highest fleet utilization rates in the industry.

Specifically, our strategy of maximizing vessel utilization is implemented as follows:

•	the operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	the operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the ship owner being responsible for operating costs and the charterer for voyage costs; and

•	the use of CoAs, under which Navios Holdings contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages.

We believe we are one of relatively few major owners and operators of vessels that implement these various strategies.

Businesses We Own Interests In

We own substantial equity interests in Navios Logistics, Navios Acquisition, Navios Partners, Navios Europe and Navios Asia. Navios Logistics owns and operates vessels, barges and push boats located mainly in Argentina and Paraguay, the largest independent bulk transfer and storage port facility in Uruguay, and an upriver liquid port facility located in Paraguay. Navios Acquisition is a publicly traded corporation that owns and operates tanker vessels focusing on the transportation of petroleum products (clean and dirty) and bulk liquid chemicals. Navios Partners is a publicly traded master limited partnership that is engaged in the seaborne transportation services of a wide range of dry bulk commodities including iron ore, coal, grain and fertilizer, chartering its vessels under medium to long term charters.

Navios South American Logistics Inc.

On January 1, 2008, we formed a South American logistics business through the combination of our existing port operations in Uruguay with the Horamar Group, a barge and upriver port business that specializes in the transportation and storage of liquid cargoes and the transportation of dry bulk cargoes in South America. Navios Logistics owns and operates vessels, barges and push boats located mainly in Argentina and Paraguay, the largest independent bulk transfer and storage port facility in Uruguay, and an upriver liquid port facility located in Paraguay. We intend to continue growing our South American logistics business by opportunistically acquiring assets complementary to its port terminal and storage facilities. As of January 15, 2014, we owned approximately 63.8% of the outstanding common stock of Navios Logistics. We have been evaluating a number of strategic alternatives for Navios Logistics, including Navios Logistics becoming an independent business.

Navios Logistics is also subject to risks unique to its business. It is exposed to the risks of doing business in many different, and often less developed, emerging market countries. Navios Logistics’ operations are performed in countries that are historically less developed and stable than the United States. Some of the risks Navios Logistics is exposed to by operating in these countries include political and economic instability, changing economic policies and conditions, war and civil disturbances and the imposition of or unexpected adverse changes in foreign laws and regulatory requirements.

Navios Maritime Acquisition Corporation

On July 1, 2008, Navios Holdings completed the initial public offering (“IPO”) of units in Navios Acquisition (NYSE: NNA), a blank check company. On May 25, 2010, after its special meeting of common stockholders, Navios Acquisition announced the approval of the acquisition of 13 vessels (11 product tankers and two chemical tankers) pursuant to the terms and conditions of the Acquisition Agreement by and between Navios Acquisition and Navios Holdings. On September 10, 2010, Navios Acquisition consummated the acquisition of seven very large crude carrier vessels. As of January 15, 2014, we held 47.8% of the voting stock and 50.5% of the economic interest of Navios Acquisition. Since March 30, 2011, we no longer consolidate Navios Acquisition and our investment in Navios Acquisition has been accounted for under the equity method of accounting based on our economic interest in Navios Acquisition.

The operations of Navios Acquisition are managed by Navios Tankers Management Inc. (the “Tankers Manager”), our wholly-owned subsidiary. On May 28, 2010, we entered into (a) a management agreement with Navios Acquisition pursuant to which the Tankers Manager provides Navios Acquisition commercial and technical management services; (b) an administrative services agreement with the Tankers Manager pursuant to which the Tankers Manager provides Navios Acquisition administrative services and is in turn reimbursed for reasonable costs and expenses; and (c) an omnibus agreement with Navios Acquisition and Navios Partners (the “Acquisition Omnibus Agreement”) pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners, a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own.

Navios Maritime Partners L.P.

On August 7, 2007, we formed Navios Partners (NYSE: NMM) under the laws of the Republic of the Marshall Islands. Navios GP L.L.C. (the “General Partner”), our wholly-owned subsidiary, was also formed on August 7, 2007 to act as the general partner of Navios Partners and to receive a 2% general partner interest, which gives us a 2% indirect interest in Navios Partners and all of Navios Partners’ incentive distribution rights through our ownership of the General Partner. Navios Partners is an international owner and operator of eight Capesize, three Ultra-Handymax and 14 Panamax vessels and five Post-Panamax Container vessels engaged in the seaborne transportation services of a wide range of drybulk commodities including iron ore, coal, grain and fertilizer which are chartered under medium to long-term charters. As of January 15, 2014 we owned a 21.6% direct interest in Navios Partners including a 2% general partner interest.

The operations of Navios Partners are managed by Navios ShipManagement Inc. (the “Manager”), our wholly-owned subsidiary. In connection with Navios Partners’ IPO, we entered into (a) a management agreement with Navios Partners pursuant to which the Manager provides Navios

Partners commercial and technical management services; (b) an administrative services agreement with the Manager pursuant to which the Manager provides Navios Partners administrative services and is in turn reimbursed for reasonable costs and expenses; and (c) an omnibus agreement with Navios Partners, governing, among other things, when we and Navios Partners may compete against each other as well as rights of first offer on certain drybulk carriers. Pursuant to the omnibus agreement that we entered into with Navios Partners in connection with the closing of its IPO, we generally agreed not to acquire or own Panamax or Capesize drybulk carriers under time charters of three or more years without the consent of an independent committee of Navios Partners. We also agreed to offer to Navios Partners the opportunity to purchase vessels from us when such vessels are fixed under charters of three or more years. In addition to those vessels which we are required to offer to Navios Partners under the omnibus agreement, as amended, we may voluntarily offer certain vessels to Navios Partners.

Recent Developments

Completion of sale of $650.0 million of First Priority Ship Mortgage Notes

On November 29, 2013, Navios Holdings completed the sale of $650.0 million of its 7.375% First Priority Ship Mortgage Notes due 2022 (the “2022 Notes”). The 2022 Notes are secured by first priority ship mortgages on 23 vessels aggregating approximately 2.2 million deadweight tons owned by certain subsidiary guarantors and certain other associated property and contracts rights. The Notes are guaranteed by all of the Company’s subsidiaries that guarantee the Company’s 8.125% Senior Notes due 2019.

The net proceeds of the offering of the 2022 Notes have been used: (i) to repay in full the $488.0 million of the 8.875% First Priority Ship Mortgage Notes due 2017 (the “2017 Notes”); and (ii) to repay in full indebtedness of $123.3 million relating to six vessels added as collateral under the 2022 Notes and the remainder has been used for general corporate purposes.

Strategic Partnership

On December 18, 2013, Navios Europe announced the closing of the transaction for the acquisition of ten vessels from debtors of HSH Nordbank AG (“HSH”). All vessels have been delivered in 2013. Navios Europe is an owner and operator of container and tanker vessels. Navios Europe is owned 47.5% by Navios Holdings, 47.5% by Navios Acquisition and 5% by Navios Partners.

The purchase price consists of $127.8 million in net cash and the assumption of $173.4 million Subordinated HSH Participating Loan (“HSH Sub Loan”). The cash payment was funded by $120.4 million of senior bank debt and a $10.0 million investment from Navios Holdings, Navios Acquisition and Navios Partners. The senior bank debt is secured by a first priority mortgage on the vessels and does not include any holding company guarantees from the Navios public entities.

Navios Holdings, Navios Acquisition and Navios Partners will provide additional working capital (“Navios Working Capital Loans”) to Navios Europe on a priority basis. The Navios Working Capital Loans will accrue interest at 12.7%.

Corporate Information

Navios Holdings was incorporated in the Republic of the Marshall Islands on November 19, 2002. We maintain our principal executive offices at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco. Our telephone number at that address is (011) + (377) 9798-2140. Our website address is www.navios.com. The information on our website is not a part of this offering memorandum. Our common stock is currently traded on the NYSE under the symbol “NM.”

THE OFFERING

Issuer	Navios Maritime Holdings Inc.

Securities Offered	Depositary Shares, each representing 1/100th of one share of our % Series G Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share), plus up to an additional Depositary Shares if the underwriters exercise their overallotment option to purchase additional Depositary Shares in full. We reserve the right to issue additional Depositary Shares or shares of Series G Preferred Stock through public or private sales at any time.

For a detailed description of the Series G Preferred Stock, please see the section entitled “Description of Series G Preferred Stock and Depositary Shares.”

Price per Depositary Share	$ .

Conversion; Exchange and Preemptive Rights	The Series G Preferred Stock will not have any conversion or exchange rights or be subject to preemptive rights.

Dividends	Dividends on the Series G Preferred Stock will accrue and be cumulative from the date that the Series G Preferred Stock are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Payment Dates	January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”). The initial dividend on the Series G Preferred Stock will be payable on April 15, 2014, on a pro rata basis from the original issuance date of the Series G Preferred Stock.

Dividend Rate	The dividend rate for the Series G Preferred Stock will be % per annum per $2,500.00 of liquidation preference per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share). The dividend rate is subject to increase in the limited circumstances described below under “Voting Rights.”

Ranking	The Series G Preferred Stock will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series G Preferred Stock will rank:

• senior to our common stock, to our existing preferred stock and to each other class or series of capital stock established after the original issue date of the Series G Preferred Stock that is not expressly made senior to or on parity with the Series G Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•       pari passu with any class or series of capital stock established after the original issue date of the Series G Preferred Stock with terms expressly providing that such class or series ranks on a parity with the Series G Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•       junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series G Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Payment of Dividend	No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series G Preferred Stock and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series G Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series G Preferred Stock and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series G Preferred Stock and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series G Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series G Preferred Stock will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described herein, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series G Preferred Stock.

Optional Redemption	At any time on or after , 2019, we may redeem, in whole or in part, the Series G Preferred Stock (and cause the redemption of the Depositary Shares) at a redemption price of $2,500.00 per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of the Series G Preferred Stock are entitled to vote, the Depositary will if we so request, as soon as practicable thereafter, mail to the record holders of Depositary Shares as of the record date for such meeting a notice, which will contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the Series G Preferred Stock represented by their Depositary Shares, and (iii) a brief statement as to the manner in which such instructions may be given.

Holders of the Series G Preferred Stock and Depositary Shares generally have no voting rights. However, (i) if and when dividends payable on the Series G Preferred Stock are in arrears for one quarterly period, we will use commercially reasonable efforts to obtain an amendment to our articles of incorporation to effectuate any and all such changes thereto as may be necessary to permit the Series G Preferred Shareholders (as defined below) to exercise the voting rights described in the following clause (ii)(x), and (ii) if and when dividends payable on the

Series G Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, then (x) if our articles of incorporation have been amended as described in the preceding clause (i), holders of Series G Preferred Stock (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change, and (y) if our articles of incorporation have not been amended as described in the preceding clause (i), then, until such amendment is fully approved and effective, the dividend rate on the Series G Preferred Stock shall increase by 25 basis points. For avoidance of doubt, commercially reasonable efforts shall not be deemed to include the requirement to pay any consent or other fee to obtain such amendment. Dividends payable on the Series G Preferred Stock will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent dividend payment date have not been paid on all outstanding Series G Preferred Stock. Any such amendment to our articles of incorporation, if obtained, shall also provide that the right of such holders of Series G Preferred Stock to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series G Preferred Stock have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Stock, voting as a single class, we may not adopt any amendment to our articles of incorporation that would materially and adversely alter the preferences, powers or rights of the Series G Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Stock, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Securities if the cumulative dividends on Series G Preferred Stock are in arrears or (ii) create or issue any Senior Securities.

No vote or consent of Series G Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred stock.

Fixed Liquidation Price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series G Preferred Stock will have the right to receive the liquidation preference of $2,500.00 per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock, existing preferred stock or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series G Preferred Stock will not be subject to any sinking fund requirements.

Use of Proceeds	We intend to use the net proceeds of the sale of Depositary Shares representing interests in the Series G Preferred Stock, which are expected to total approximately $ million (or approximately $ million if the underwriters exercise their overallotment option to purchase additional Depositary Shares in full), for general corporate purposes, including acquisition of vessels.

Ratings	Neither the Depositary Shares nor the Series G Preferred Stock will be rated by any Nationally Recognized Statistical Rating Organization.

Listing	The Depositary Shares have been approved for listing on the New York Stock Exchange (the “NYSE”) under the symbol “NMPrG,” subject to official notice of issuance. The Series G Preferred Stock represented by the Depositary Shares will not be listed and we do not expect that there will be any other trading market for the Series G Preferred Stock except as represented by the Depositary Shares.

Form	The Depositary Shares initially will be evidenced by a global American Depositary Receipt registered in the name of the nominee of The Depository Trust Company (“DTC”), and the Depositary Shares will be delivered through the book-entry settlement system of DTC.

Settlement	Delivery of the Depositary Shares offered hereby will be made against payment therefor on or about , 2014.

Risk Factors	An investment in the Depositary Shares and our Series G Preferred Stock involves risks. You should consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 3 of our 2012 Form 20-F to determine whether an investment in the Depositary Shares and our Series G Preferred Stock is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

Our summary consolidated financial and other data for the years ended December 31, 2012, 2011 and 2010 and as of December 31, 2012 and 2011 is derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement, which have been audited by an independent registered public accounting firm. See “Independent Registered Public Accounting Firm.” Our summary consolidated financial and other data for and as of the nine months ended September 30, 2013 and September 30, 2012 is derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The information is only a summary and should be read in conjunction with the historical financial statements and related notes incorporated by reference in this prospectus supplement. In the opinion of management, the unaudited financial statements referenced above include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented.

The historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of our future performance.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands of U.S. dollars)
Statement of Comprehensive(Loss)/Income Data
Revenue	$381,693	$488,037	$616,494	$689,355	$679,918
Time charter, voyage and logistics business expenses	(191,095)	(203,505)	(269,279)	(273,312)	(285,742)
Direct vessel expenses	(85,531)	(91,623)	(117,790)	(117,269)	(97,925)
General and administrative expenses	(27,972)	(36,092)	(51,331)	(52,852)	(58,604)
Depreciation and amortization	(72,966)	(78,274)	(108,206)	(107,395)	(101,793)
Interest income/(expense) and finance cost, net	(80,145)	(77,498)	(103,479)	(103,061)	(102,380)
(Loss)/Gain on derivatives	(260)	(275)	(196)	(165)	4,064
Gain on sale of assets/partial sale of subsidiary	18	323	323	38,822	55,432
(Loss)/gain on change in control	—	—	—	(35,325)	17,742
Loss on bond extinguishment	—	—	—	(21,199)	—
Other income/(expense), net	5,928	(6,034)	161,110	(11,569)	(5,614)

(Loss)/income before equity in net earnings of affiliate companies	(70,330)	(4,941)	127,646	6,030	105,098
Equity in net earnings of affiliated companies	29,780	24,959	48,228	35,246	40,585

(Loss)/income before taxes	(40,550)	20,018	175,874	41,276	145,683
Income tax benefit/(expense)	4,979	(281)	(312)	56	(414)

Net (loss)/income	(35,571)	19,737	175,562	41,332	145,269
Less: Net (income)/loss attributable to the noncontrolling interest	(3,513)	(363)	(77)	(506)	488
Preferred stock dividends of subsidiary	—	—	—	(27)	—
Preferred stock dividends attributable to the non controlling interest	—	—	—	12	—

Net (loss)/income attributable to Navios Maritime Holdings common stockholders	(39,084)	$19,374	175,485	$40,811	$145,757

	As of September 30 and for the Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands of U.S. dollars, except per share data)
Balance Sheet Data (at period end)
Current assets, including cash	$392,298	$378,738	$470,567	$370,974	$349,965
Total assets	2,981,832	2,864,734	$2,941,462	2,913,824	3,676,767
Current liabilities, including current portion of long term debt	192,844	189,534	189,376	252,003	201,603
Total long term debt, including current portion	1,458,828	1,387,321	1,358,212	1,453,557	2,075,910
Navios Holdings’ stockholders’ equity	1,143,938	1,055,736	1,206,376	1,059,106	1,059,583
Other Financial Data
Net cash provided by operating activities	85,532	61,711	233,846	106,643	188,641
Net cash (used in)/provided by investing activities	(223,580)	20,844	7,251	(175,264)	(135,920)
Net cash provided by/(used in) financing activities	94,343	(90,390)	(154,325)	32,307	(19,244)
Book value per common share	11.07	10.31	11.68	10.34	10.43
Cash dividends per common share	0.18	0.18	0.30	0.25	0.24
Cash paid for common stock dividend declared	18,536	18,437	30,730	25,542	24,107

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Core Fleet Operating Data
TCE	$11,543	$19,988	$18,167	$23,064	$25,527
Charter-in rate(1)	$13,292	$12,589	$12,304	$10,606	$10,099
Daily operating cost(1)	$3,420	$4,466	$4,335	$4,390	$4,276
Available days	13,975	13,120	17,589	16,423	15,918
Operating days	13,702	12,894	17,273	16,201	15,841
Fleet utilization	98.1%	98.3%	98.2%	98.7%	99.5%

(1)	Average for the period.

RISK FACTORS

You should carefully consider the risk factors set forth below and the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our Series G Preferred Stock through the Depositary Shares. When evaluating an investment in these securities, you should also carefully consider those risks discussed under the caption “Risk Factors” beginning on page 3 of our 2012 Form 20-F, which are specifically incorporated by reference into this prospectus supplement. These risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In any such case, our ability to pay dividends could be adversely affected or the trading price of the Depositary Shares could decline significantly, and you may lose all or part of your investment in the Depositary Shares and the Series G Preferred Stock.

Risks Related to the Series G Preferred Stock and the Depositary Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series G Preferred Stock, and accordingly the Depositary Shares, as the case may be, following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on the Series G Preferred Stock, and accordingly the Depositary Shares, only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem the Series G Preferred Stock, and accordingly the Depositary Shares. The amount of cash we can use to pay dividends or redeem our Series G Preferred Stock and the Depositary Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	the amount of any cash reserves established by our board of directors;

•	restrictions under our credit facilities and other instruments and agreements governing our existing and future debt, including restrictions under our existing credit facilities and indentures governing our debt securities on our ability to pay dividends if an event of default has occurred and is continuing, or if the payment of the dividend would result in an event of default, and on our ability to redeem equity securities;

•	restrictions under Marshall Islands law as described below; and

•	our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry, our drybulk operations and the other factors described under the caption “Risk Factors” beginning on page 3 of our 2012 Form 20-F, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends on and to redeem our Series G Preferred Stock, and therefore your ability to receive payments on the Depositary Shares, is limited by the requirements of Marshall Islands law.

Marshall Islands law provides that we may pay dividends on and redeem the Series G Preferred Stock only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series G Preferred Stock if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

Our Series G Preferred Stock is subordinated to our debt obligations, and your interests could be diluted by the issuance of additional shares, including additional Series G Preferred Stock and by other transactions.

Our Series G Preferred Stock is subordinated to all of our existing and future indebtedness. As of September 30, 2013, our total debt was $1,511.0 million (as adjusted for the 2022 Notes, drawdowns and scheduled repayments). We may incur additional debt under these or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our shares, including the Series G Preferred Stock and the Depositary Shares.

The issuance of additional limited shares on a parity with or senior to our Series G Preferred Stock would dilute the interests of the holders of our Series G Preferred Stock, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series G Preferred Stock. No provisions relating to our Series G Preferred Stock protect the holders of our Series G Preferred Stock in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series G Preferred Stock.

Our Series G Preferred Stock will rank pari passu with our any other class or series of capital stock established after the original issue date of the Series G Preferred Stock that is not expressly subordinated or senior to the Series G Preferred Stock (“Parity Securities”) as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series G Preferred Stock and any Parity Securities are paid, any partial payment shall be made pro rata with respect to share of Series G Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Series G Preferred Stock represent perpetual equity interests.

The Series G Preferred Stock represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series G Preferred Stock (and accordingly the Depositary Shares) may be required to bear the financial risks of an investment in the Series G Preferred Stock (and accordingly the Depositary Shares) for an indefinite period of time. In addition, the Series G Preferred Stock will rank junior to all our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

As a holder of Depositary Shares you have extremely limited voting rights, will have even more limited rights than holders of the Series G Preferred Stock and may encounter difficulties in exercising some of such rights.

Your voting rights as a holder of Depositary Shares will be extremely limited. Our common stock is the only class of stock carrying full voting rights. Holders of the Series G Preferred Stock, and accordingly holders of the Depositary Shares, generally have no voting rights. However, (i) in the event that one quarterly dividend payable on the Series G Preferred Stock is in arrears (whether or not such dividend shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), we will use commercially reasonable efforts to obtain an amendment to our articles of incorporation to effectuate any and all such changes thereto as may be necessary to permit the Series G Preferred Shareholders to exercise the voting rights described in the following clause (ii)(x), and (ii) if and when dividends payable on the Series G Preferred

Stock are in arrears for six or more quarterly periods, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), then (x) if our articles of incorporation have been amended as described in the preceding clause (i), the holders of Series G Preferred Stock will have the right (voting together as a class with all other classes or series of parity securities upon which like voting rights have been conferred and are exercisable), to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series G Preferred Stock voted as a class for the election of such director), and (y) if our articles of incorporation have not been amended as described in the preceding clause (i), then, until such amendment is fully approved and effective, the dividend rate on the Series G Preferred Stock shall increase by 25 basis points. There can be no assurance that any such amendment to our articles of incorporation will be approved by our common stockholders. Any such amendment to our articles of incorporation, if obtained, shall also provide that the right of such holders of Series G Preferred Stock to elect members of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series G Preferred Stock have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose. Certain other limited protective voting rights are described in this prospectus supplement under “Description of Series G Preferred Stock and Depositary Shares—Series G Preferred Stock—Voting Rights” and “Description of Series G Preferred Stock and Depositary Shares—Depositary Shares—Voting Rights.”

Furthermore, holders of the Depositary Shares may encounter difficulties in exercising any voting rights acquired by the Series G Preferred Stock for as long as they hold the Depositary Shares rather than the Series G Preferred Stock. For example, holders of the Depositary Shares will not be entitled to vote at meetings of holders of Series G Preferred Stock, and they will only be able to exercise their limited voting rights by giving timely instructions to the Depositary in advance of any meeting of holders of Series G Preferred Stock. The Depositary will be the holder of the Series G Preferred Stock underlying the Depositary Shares and holders may exercise voting rights with respect to the Series G Preferred Stock represented by the Depositary Shares only in accordance with the Deposit Agreement relating to the Depositary Shares. To the limited extent permitted by the Deposit Agreement, the holders of the Depositary Shares should be able to direct the Depositary to vote the underlying Series G Preferred Stock in accordance with their individual instructions. Nevertheless, holders of Depositary Shares may not receive voting materials in time to instruct the Depositary to vote the Series G Preferred Stock underlying their Depositary Shares. Also, the Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of Depositary Shares or for the manner of carrying out such instructions. Accordingly, holders of Depositary Shares may not be able to exercise voting rights, and they will have little, if any, recourse if the underlying Series G Preferred Stock is not voted as requested.

The Depositary Shares and the Series G Preferred Stock are new issues with no established trading markets. Various factors may adversely affect the price of the Depositary Shares.

The Depositary Shares and the Series G Preferred Stock are new issues of securities with no established trading markets. Even though the Depositary Shares have been approved for listing on the NYSE, subject to official notice of issuance, there may be little or no secondary market for the Depositary Shares, in which case the trading price of the Depositary Shares could be adversely affected and your ability to transfer your securities will be limited. If an active trading market does develop on the NYSE, the Depositary Shares may trade at prices lower than the offering price and the secondary market may not provide sufficient liquidity. In addition, since the Series G Preferred Stock does not have a stated maturity date, investors seeking liquidity in the Depositary Shares will be limited to selling their Depositary Shares in the secondary market absent redemption by us. We do not expect that there will be any other trading market for the Series G Preferred Stock except as represented by the Depositary Shares.

One of the factors that will influence the price of the Depositary Shares will be the dividend yield on the Depositary Shares (as a percentage of the price of the Depositary Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Depositary Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Depositary Shares to decrease.

Other factors, some of which are beyond our control, will also influence the market prices of the Depositary Shares. Factors that might influence the market prices of the Depositary Shares include:

•	whether we declare or fail to declare dividends on the Series G Preferred Stock from time to time;

•	the market for similar securities;

•	our issuance of debt or preferred equity securities;

•	our creditworthiness;

•	our financial condition, results of operations and prospects; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

The Series G Preferred Stock represented by the Depositary Shares has not been rated, and ratings of any other of our securities may affect the trading price of the Depositary Shares.

We have not sought to obtain a rating for the Series G Preferred Stock, and the stock may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series G Preferred Stock or that we may elect to obtain a rating of our Series G Preferred Stock in the future. In addition, we have issued securities that are rated and may elect to issue other securities for which we may seek to obtain a rating. Any ratings that are assigned to the Series G Preferred Stock in the future, that have been issued on our outstanding securities or that may be issued on our other securities, if they are lower than market expectations or are subsequently lowered or withdrawn, could imply a lower relative value for the Series G Preferred Stock and could adversely affect the market for or the market value of the Depositary Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series G Preferred Stock and the Depositary Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series G Preferred Stock and the Depositary Shares may not reflect all risks related to us and our business, or the structure or market value of the Series G Preferred Stock and the Depositary Shares.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of liquidation (whether or not declared). If in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for the Series G Preferred Stock is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series G Preferred Stock is only redeemable at our option and investors should not expect us to redeem the Series G Preferred Stock on the date it becomes redeemable or on any particular date afterwards.

We may redeem, at our option, all or from time to time part of the Series G Preferred Stock on or after                     , 2019. If we redeem the Series G Preferred Stock, holders of the Series G Preferred Stock will be entitled to receive a redemption price equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of redemption (whether or not declared). Any decision we may make at any time to propose a redemption of the Series G Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. In addition, you might not be able to reinvest the money you receive upon redemption of the Series G Preferred Stock in a similar security or at similar rates. We may elect to exercise our partial redemption right on multiple occasions.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict, and may negatively impact your ability to enforce your rights if we enter into a bankruptcy, liquidation or similar proceeding.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Republic of the Marshall Islands, the Cayman Islands, Malta, Belgium, Luxembourg, Liberia, Panama, Uruguay, Argentina, Brazil and certain other countries other than the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply and those laws may be less favorable to your interests and your ability to enforce your liquidation preference reimbursement rights as a holder of Depositary Shares may be limited. Furthermore, we have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. In addition, in the event of a bankruptcy, insolvency or similar liquidation, choice of law and forum selection choices or selections may be disregarded.

Holders of Depositary Shares may be subject to additional risks related to holding Depositary Shares rather than shares.

Because holders of Depositary Shares do not hold their shares directly, they are subject to the following additional risks, among others:

•	as a holder of Depositary Shares, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;

•	distributions on the Series G Preferred Stock represented by your Depositary Shares will be paid to the Depositary, and before the Depositary makes a distribution to you on behalf of your Depositary Shares, withholding taxes or other governmental charges, if any, that must be paid will be deducted;

•	we and the Depositary may amend or terminate the Deposit Agreement without the consent of holders of the Depositary Shares in a manner that could prejudice holders of Depositary Shares or that could affect their ability to transfer Depositary Shares, among others; and

•	the Depositary may take other actions inconsistent with the best interests of holders of Depositary Shares.

Tax Risks

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” and “Marshall Islands Tax Considerations” for a more complete discussion of the expected material U.S. Federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series G Preferred Stock.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. Federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. Federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We should not be a PFIC with respect to any taxable year. Based upon our operations as described herein, our income from our chartering activities and from our logistics activities should not be treated as passive income for purposes of determining whether we are a PFIC. Accordingly, our income from our chartering activities and our logistics activities should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders would face adverse U.S. Federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those stockholders make an election available under the U.S. Internal Revenue Code of 1986, as amended (which election could itself have adverse consequences for such stockholders), such stockholders would be liable to pay U.S. Federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of the common stock.

The enactment of proposed legislation could affect whether dividends paid by us constitute “qualified dividend income” eligible for the preferential rates.

Legislation has been proposed in the U.S. Senate that would deny the preferential rates of U.S. Federal income tax currently imposed on “qualified dividend income” with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country which has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted in its current form the preferential rates of U.S. Federal income tax discussed in “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders—Distributions on Our Series G Preferred Stock and Depositary Shares” may no longer be applicable to dividends received from us. As of the date herof, it is not possible to predict with certainty whether or in what form the proposed legislation will be enacted.

FORWARD-LOOKING STATEMENTS

Certain statements under the captions “Summary,” and “Risk Factors,” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein constitute “forward-looking statements.” These forward-looking statements are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance or assumptions relating thereto), but rather are based on our current expectations, estimates and projections about our industry, and our beliefs and assumptions. Such statements include, in particular, statements about the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the shipping industry, descriptions of global demand for commodities, drybulk capacity and newbuildings, freight rates, our business and acquisition strategy, our ability to continue to charter-in vessels at favorable rates and obtain favorable purchase options, our ability to operate at low costs in the future, changes in our operating expenses, including bunker prices, drydocking and insurance costs, statements about the acquisition of our vessels to be delivered in the future, statements about our charter policy and industry outlook, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described in this prospectus supplement and from time to time in the reports we file with the SEC. Words including “may,” “could,” “would,” “will,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of the documents in which such statements appear. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. For purposes of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, when we state that a risk, uncertainty or problem may, could or would have “a material adverse effect on our business” or words to that effect, we mean that the risk, uncertainty or problem may, could or would have a material adverse effect on the business, results of operations, financial condition, cash flow or prospects of our company.

In addition to the factors and matters described in or incorporated by reference into this prospectus supplement or the accompanying prospectus, including under “Risk Factors,” important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the effects of our substantial indebtedness and the covenants and limitations contained in the agreements governing such indebtedness;

•	our ability to service debt obligations and our ability to incur additional indebtedness to fund the acquisitions of additional vessels;

•	the strength of world economies, particularly in the Asia Pacific region;

•	the cyclical nature of the international drybulk shipping industry;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	future purchase prices of newbuildings and secondhand vessels;

•	the effect of short-term decreases in shipping rates and the difference between our charter-in rates and the rates we obtain when we charter-out the vessels;

•	general market conditions, including fluctuations in charter hire rates and vessel values;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	changes in demand for drybulk commodities and in the drybulk shipping industry;

•	an inability to expand relationships with existing customers and obtain new customers;

•	changes in production or demand for the types of drybulk products that are transported by our vessels;

•	compliance risks associated with trade sanctions;

•	dependence upon significant customers;

•	changes in our operating expenses, including but not limited to changes in crew salaries, insurance, provisions, repairs, maintenance and overhead expenses, bunker prices and drydocking costs;

•	planned capital expenditures;

•	fluctuations in performance of outstanding operations;

•	the effect of trading and hedging activities in freight, tonnage and Forward Freight Agreements;

•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	fluctuations in currencies and interest rates;

•	potential disruption of shipping routes due to accidents, political or terrorist events;

•	the ability of our contract counterparties to fulfill their obligations to us;

•	uncertainty about continued access to favorable time charters as a result of longstanding relationships with Japanese shipowners;

•	the ability of shipyards to deliver vessels on a timely basis;

•	the ability of our vessels to pass classification inspection;

•	customers’ increasing emphasis on environmental and safety concerns;

•	the aging of our vessels and resultant increases in operation costs;

•	the loss of any customer or charter or vessel;

•	damage to our vessels;

•	our capacity to manage our expanding business;

•	insurance coverage of our shipping-specific risks;

•	our participation in protection and indemnity associations subjecting us to calls or premiums based on the records of other members;

•	retention of key members of our senior management team;

•	certain risks through our direct and indirect investments in Navios Acquisition, Navios Partners and Navios Europe (including risks related to our ability to receive cash dividends) and being deemed an investment company under the Investment Company Act of 1940; and

•	our possible liability for United States income tax.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus supplement and accompanying prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus supplement or the documents incorporated by reference herein, as the case may be, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

USE OF PROCEEDS

We will receive net proceeds of approximately $             million, or $             million if the underwriters exercise in full their overallotment option to purchase additional Depositary Shares (in each case after deducting underwriting discounts and estimated offering expenses), from the issuance of Depositary Shares representing interests in the Series G Preferred Stock in this offering. We will use the net proceeds from this offering for general corporate purposes, including acquisition of vessels.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the historical ratio of our consolidated earnings to our combined fixed charges and preferred dividends for the periods indicated.

	Nine months ended September 30,			Year ended December 31,
	2013		2012	2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and preferred dividends(1)		(2)	1.17	2.09	1.22	1.69	1.33	1.16

(1)	For purposes of computing our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting (x) interest capitalized and (y) preference security dividend requirements of consolidated subsidiaries. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) interest within time-charter hire and rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.
(2)	Additional pre-tax income from continuing operations before adjustment for income or loss from equity investees of $40.1 million would be necessary to generate a ratio of earnings to fixed charges of 1.00.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013:

•	on a historical basis;

•	on an as adjusted basis after giving effect to:

(a)	the issuance of $650.0 million of the 2022 Notes in a private placement in November 2013. The net proceeds of the offering of the 2022 Notes have been used: (i) to repay in full the face value of the $488.0 million of the 2017 Notes; and (ii) to repay in full indebtedness of $123.3 million relating to six vessels added as collateral under the 2022 Notes and the remainder has been used for general corporate purposes;

(b)	the drawdown of $11.3 million from Navios Asia under a term loan facility with Credit Agricole, in order to finance the acquisition of the vessel N Amalthia in October 2013;

(c)	the scheduled repayment of principal installment of $0.9 million under the $40.0 million loan facility with DVB Bank SE in December 2013; and

•	as further adjusted for this offering and the use of the proceeds thereof.

The information in this table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes thereto and the other information included in and incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of September 30, 2013
	Historical	As Adjusted	As Further Adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents, including restricted cash(1) (see clauses (a), (b) and (c) above)	$219,848	$268,967	$

Total long-term debt (including current portion):
Senior secured credit facilities (see clauses (a), (b) and (c) above)	330,448	217,567		217,567
8.125% Senior Notes due 2019	350,000	350,000		350,000
2017 Notes (net of discount of $3.4 million) (see clause (a) above)	484,629	—		—
2022 Notes (see clause (a) above)	—	650,000		650,000
Navios Logistics senior notes (including premium of $3.2 million)	293,206	293,206		293,206
Navios Logistics other long-term loans	545	545		545

Total long-term debt	1,458,828	1,511,318		1,511,318

Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; 8,479 issued and outstanding as of September 30, 2013 and as adjusted, issued and outstanding, as further adjusted	—	—
Common Stock, $0.001 par value, 250,000,000 shares authorized, 103,374,292 issued and outstanding as of September 30, 2013	10	10		10
Additional paid-in capital	549,837	549,837		549,837
Accumulated other comprehensive loss	(6,568)	(6,568)		(6,568)
Retained earnings(2)	600,659	600,659		600,659

Total Navios Holdings stockholders’ equity	1,143,938	1,143,938

Total capitalization	$2,602,766	$2,655,256

(1)	Total cash and cash equivalents, including restricted cash, does not give effect to the payment of any accrued and unpaid interest on any 2017 Notes purchased in the tender offer or otherwise redeemed and any premiums, fees and expenses relating to the tender offer and consent solicitation and the subsequent early redemption of the 2017 Notes. We paid approximately $24.4 million in tender premiums.

(2)	The as adjusted and as further adjusted total Navios Holdings retained earnings does not give effect to: (i) the payment of redemption premiums related to a subsequent early redemption of the 2017 Notes or (ii) any acceleration of the amortization related to the remaining unamortized deferred financing costs of $8.7 million or the acceleration of the amortization of the remaining discount on the 2017 Notes of $3.4 million as of September 30, 2013.

DESCRIPTION OF SERIES G PREFERRED STOCK AND DEPOSITARY SHARES

The following description of the Series G Preferred Stock and the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designation designating the Series G Preferred Stock and setting forth the rights, preferences and limitations of the Series G Preferred Stock (the “Certificate of Designation”) and the terms of the Deposit Agreement (as defined below) which establishes the terms of the Depositary Shares. A copy of the Certificate of Designation and of the Deposit Agreement may be obtained from us as described under “Where You Can Find Additional Information.” Please see “Description of Securities—Preferred Stock” and “The Securities We May Offer—Preferred Stock” in the accompanying prospectus for a description of general terms applicable to the Series G Preferred Stock.

General

Each Depositary Share will represent 1/100th of one share of Series G Preferred Stock. The Series G Preferred Stock, represented by the Depositary Shares offered hereby, are a new series of preferred stock. Upon completion of this offering, there will be            shares of Series G Preferred Stock issued and outstanding (or approximately            shares of Series G Preferred Stock issued and outstanding if the underwriters exercise their option to purchase additional Depositary Shares in full). We may, without notice to or consent of the holders of the then-outstanding Series G Preferred Stock, authorize and issue additional Series G Preferred Stock and Junior Securities (each as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (as defined under “Summary—The Offering—Ranking”).

In connection with this offering, we will issue shares of Series G Preferred Stock, which we will then deposit with The Bank of New York Mellon, as Depositary, under a Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Depositary Shares that we will sell in this offering. In general, each Depositary Share will represent, and entitle the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one share of Series G Preferred Stock. The material terms of the Series G Preferred Stock and the Depositary Shares are summarized below. In the future, we may create and sell additional Depositary Shares.

The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders any class or series of shares (including the Series G Preferred Stock) having preferential rights to receive distributions of our assets.

The Series G Preferred Stock will entitle the holders thereof (“Series G Preferred Shareholders”) to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional shares of Series G Preferred Stock will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series G Preferred Stock represented by the Depositary Shares offered hereby will be fully paid and nonassessable and the Depositary Shares offered hereby will be validly issued and entitled to the benefits of the Deposit Agreement. Each share of Series G Preferred Stock will have a fixed liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) and upon liquidation will also be entitled to an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please see the section entitled “—Liquidation Rights.”

The Series G Preferred Stock will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series G

Preferred Stock will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

The Series G Preferred Stock will be issued in registered form to the Depositary. You may hold Depositary Shares either (A) directly (i) by having an American Depositary Receipt (an “ADR”), which is a certificate evidencing a specific number of Depositary Shares, registered in your name, or (ii) by having Depositary Shares registered in your name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in Depositary Shares through your broker or other financial institution. If you hold Depositary Shares directly, you are a registered holder, also referred to as a “holder of Depositary Shares,” or a “Depositary Shareholder.” This description assumes you are a holder of Depositary Shares. If you hold the Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of a holder of Depositary Shares described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS is a system administered by The Depository Trust Company (“DTC”) under which the Depositary may register the ownership of uncertificated Depositary Shares, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated Depositary Shares. References to the “Securities Depositary” means, with respect to any Series A Preferred Stock issued in global form, DTC and its successors and permitted assigns.

As a holder of Depositary Shares, we will not treat you as a registered holder of shares of Series G Preferred Stock, and you will not have the rights of a Series G Preferred Shareholder. Marshall Islands law governs Series G Preferred Shareholder rights. The Depositary will be the holder of the shares of Series G Preferred Stock underlying the Depositary Shares. As a registered holder of Depositary Shares, you will have the rights of a Depositary Shareholder. The Deposit Agreement sets out the Depositary Shareholder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the Depositary Shares.

The Series G Preferred Stock will not be convertible into common stock or any other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series G Preferred Stock will not be subject to mandatory redemption or to any sinking fund requirements. The Series G Preferred Stock will be subject to redemption, in whole or in part, at our option commencing on                     , 2019. Please see the section entitled “—Redemption.”

We have appointed Continental Stock Transfer & Trust Company as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series G Preferred Stock. The address of the Paying Agent is 17 Battery Place, New York, New York 10004.

Listing

The Depositary Shares have been approved for listing on the NYSE under the symbol “NMPrG,” subject to official notice of issuance. The Series G Preferred Stock represented by the Depositary Shares will not be listed and we do not expect that there will be any other trading market for the Series G Preferred Stock except as represented by the Depositary Shares.

Series G Preferred Stock

The following is a summary of the terms and provisions of the Series G Preferred Stock. The following summary does not set forth the full terms and provisions of the Series G Preferred Stock, which will be set forth in the Certificate of Designation. The Certificate of Designation, and not this description, will define the terms of the Series G Preferred Stock.

Ranking

Prior to this offering, we have designated and issued six other series of mandatorily convertible preferred stock. For each such series of mandatorily convertible preferred stock (the “convertible preferred stock), each share of convertible preferred stock has a par value of $0.0001 and each holder of convertible preferred stock is entitled to receive an annual dividend equal to 2% on the nominal value of the convertible preferred stock, payable quarterly, until such time as the convertible preferred stock converts into common stock. Five years after the relevant issuance date, all convertible preferred stock shall automatically convert into shares of common stock at a conversion price equal to $10.00 per share of convertible preferred stock. At any time following the third anniversary from their issuance date, if the closing price of the common stock has been at least $20.00 per share for 10 consecutive business days, the remaining balance of the then-outstanding shares of convertible preferred stock shall automatically convert at a conversion price equal to $14.00 per share of common stock. The holders of convertible preferred stock are entitled, at their option, at any time following their issuance date and prior to their final conversion date, to convert all or any such then-outstanding shares of convertible preferred stock into common stock at a conversion price equal to $14.00 per share of convertible preferred stock.

The Series G Preferred Stock will, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including all of our outstanding previously-issued preferred stock and our common stock);

•	on a parity with the Parity Securities; and

•	junior to the Senior Securities.

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series G Preferred Stock. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series G Preferred Stock will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock, our existing preferred stock or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series G Preferred Stock and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series G Preferred Stock and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accumulated and unpaid dividends thereon (whether or not declared). After payment of all required amounts to the holders of the outstanding Series G Preferred Stock and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock, our existing preferred stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series G Preferred Stock will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that one quarterly dividend payable on the Series G Preferred Stock is in arrears (whether or not such dividend shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), we will use commercially reasonable efforts to obtain an amendment to our articles of incorporation to effectuate any and all such changes thereto as may be necessary to permit the Series G Preferred Shareholders to exercise the voting rights described in clause (x) of the following sentence. If and when dividends payable on the Series G Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), then (x) if our articles of incorporation have been amended as described in the preceding sentence, the Series G Preferred Shareholders will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series G Preferred Stock voted as a class for the election of such director), and (y) if our articles of incorporation have not been amended as described in the preceding sentence, then, until such amendment is fully approved and effective, the dividend rate on the Series G Preferred Stock shall increase by 25 basis points. There can be no assurance that any such amendment to our articles of incorporation will be approved by our common stockholders. For avoidance of doubt, commercially reasonable efforts shall not be deemed to include the requirement to pay any consent or other fee to obtain such amendment. Dividends payable on the Series G Preferred Stock will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent dividend payment date have not been paid on all outstanding Series G Preferred Stock. Any such amendment to our articles of incorporation, if obtained, shall also provide that the right of such Series G Preferred Shareholders to elect members of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series G Preferred Stock have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right will terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series G Preferred Stock and any other Parity Securities to vote as a class for such director, the term of office of such directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series G Preferred Stock and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Stock, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series G Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Stock, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Securities if the cumulative dividends payable on outstanding Series G Preferred Stock are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the Series G Preferred Shareholders are entitled to vote as a class, such holders will be entitled to one vote per share. Any shares of Series G Preferred Stock held by us or any of our subsidiaries or affiliates will not be entitled to vote.

No vote or consent of Series G Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred stock.

Series G Preferred Stock held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

General

Holders of Series G Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from                     , 2014.

Dividend Rate

Dividends on Series G Preferred Stock will be cumulative, commencing on                    , 2014, until such time as we pay the dividend or redeem the Series G Preferred Stock in full in accordance with the provisions under the heading entitled “—Redemption”, whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividend.

The initial dividend on the Series G Preferred Stock will be payable on                    , 2014 in an amount equal to $            per share (the equivalent of $            per Depositary Share). Dividends on the Series G Preferred Stock will accrue at a rate of    % per annum per $2,500.00 stated liquidation preference per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share). The dividend rate is subject to increase in the limited circumstances described above under “—Voting Rights.”

Dividend Payment Dates

The “Dividend Payment Dates” for the Series G Preferred Stock will be each January 15, April 15, July 15 and October 15. The initial dividend on the Series G Preferred Stock will be payable on April 15, 2014, on a pro rata basis from the original issuance date of the Series G Preferred Stock. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the next applicable Dividend Payment Date for such dividend period, and dividends will accrue on accumulated dividends at the applicable dividend date. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series G Preferred Stock will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required to close.

Payment of Dividends

Not later than 5:00 pm, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series G Preferred Stock that have been declared by our board of directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with the Certificate of Designation, our articles of incorporation and our bylaws.

Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series G Preferred Stock in accordance with the instructions of such holders. In other circumstances, dividends may be paid by check mailed to the registered address of the holder of Series G Preferred Stock, unless, in any particular case, we elect to pay the wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series G Preferred Stock and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series G Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series G Preferred Stock and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series G Preferred Stock and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series G Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series G Preferred Stock will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under “Dividends—Dividend Payment Dates,” no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series G Preferred Stock.

Redemption

Optional Redemption

Commencing on                    , 2019, we may redeem, at our option, in whole or in part, the Series G Preferred Stock (and cause the redemption of the Depositary Shares) at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series G Preferred Stock to be redeemed and, if less than all outstanding shares of Series G Preferred Stock are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the shares of Series G Preferred Stock are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding shares of Series G Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares of Series G Preferred Stock will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.

The redemption price will be paid by the Paying Agent to the holders of the Series G Preferred Stock on the redemption date.

The aggregate redemption price for any such partial redemption of the outstanding Series G Preferred Stock shall be allocated correspondingly among the redeemed shares of Series G Preferred Stock. The shares of Series G Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if it elects so, to redeem all or part of the Series G Preferred Stock outstanding at any relevant time in accordance with the redemption provisions described herein).

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series G Preferred Stock as to which notice has been given no later than 5:00 pm, New York City time, on the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares of Series G Preferred Stock as Series G Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series G Preferred Stock, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series G Preferred Stock entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series G Preferred Stock represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series G Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series G Preferred Stock called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase shares of the Series G Preferred Stock, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series G Preferred Stock. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred stock undesignated by us.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series G Preferred Stock and any Parity Securities have not been paid or declared and set apart for payment, we and our affiliates may not repurchase, redeem or otherwise acquire, in whole or in part, any Series G Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series G Preferred Stock and any Parity Securities. Common stock, our existing preferred stock and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series G Preferred Stock and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series G Preferred Stock will not have the benefit of any sinking fund.

Depositary Shares

The following is a summary of the terms and provisions of the Depositary Shares. The following summary does not set forth the full terms or provisions of the Depositary Shares, which will be set forth in the Deposit Agreement (including the form of depositary receipt to be contained therein). The Deposit Agreement, and not this description, will define the terms of the Depositary Shares.

Dividends and Other Distributions

We will pay all cash dividends and other cash distributions to the Depositary through the Paying Agent, or if there is no Paying Agent at the relevant time, directly to the Depositary as the holder of the Series G Preferred Stock. The Depositary has agreed to pay to Depositary Shareholders the cash dividends or other distributions it or the custodian receives on shares of Series G Preferred Stock or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares of Series G Preferred Stock that your Depositary Shares represent.

Cash

Before making any cash dividend or other cash distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Shares

The Depositary may, and shall if we request in writing, distribute additional Depositary Shares representing any shares of Series G Preferred Stock we distribute as a share dividend or other distribution. The Depositary will only distribute whole Depositary Shares. It will sell shares of Series G Preferred Stock which would require it to deliver a fractional Depositary Share and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional Depositary Shares, the outstanding Depositary Shares will also represent the new shares of Series G Preferred Stock. The Depositary may sell a portion of the distributed shares of Series G Preferred Stock sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares of Series G Preferred Stock

If we offer holders of our securities any rights to subscribe for additional shares of Series G Preferred Stock or any other rights, the Depositary may make these rights available to Depositary Shareholders. If the Depositary reasonably determines, after consultation with us to the extent practicable, it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for the rights.

If the Depositary makes rights available to Depositary Shareholders, it will exercise the rights and purchase the shares of Series G Preferred Stock on your behalf. The Depositary will then deposit the shares of Series G Preferred Stock and deliver Depositary Shares to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the Depositary Shares represented by shares of Series G Preferred Stock purchased upon exercise of rights. For example, you may not be able to trade these Depositary Shares freely in the United States. In this case, the Depositary may deliver restricted Depositary Shares that have the same terms as the Depositary Shares described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions

The Depositary will send to Depositary Shareholders anything else we distribute on the Series G Preferred Stock or other deposited securities by any means, as promptly as practicable, after consultation with us, it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case Depositary Shares will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than Depositary Shares) to Depositary Shareholders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither the Company nor the Depositary is responsible if the Depositary determines that it is unlawful or impractical to make a distribution available to any Depositary Shareholders. We have no obligation to register Depositary Shares, shares of Series G Preferred Stock, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Depositary Shares, shares of Series G Preferred Stock, rights or anything else to Depositary Shareholders. This means that you may not receive the distributions we make on our shares of Series G Preferred Stock or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

Issuance of Depositary Shares

The Depositary will deliver Depositary Shares if you or your broker deposit shares of Series G Preferred Stock or evidence of rights to receive shares of Series G Preferred Stock with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of Depositary Shares in the names you request and will deliver the Depositary Shares to or upon the order of the person or persons that made the deposit.

Withdrawal of Deposited Securities

You may surrender your Depositary Shares at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares of Series G Preferred Stock and any other deposited securities underlying the Depositary Shares to the Depositary Shareholder or a person the Depositary Shareholder designates at the office of the custodian or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office, if feasible.

Exchange Between Certificated Depositary Shares and Uncertificated Depositary Shares

You may surrender your ADRs to the Depositary for the purpose of exchanging your ADRs for uncertificated Depositary Shares. The Depositary will cancel those ADRs and will send to the Depositary Shareholder a statement confirming that the Depositary Shareholder is the registered holder of uncertificated Depositary Shares. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated Depositary Shares requesting the exchange of uncertificated Depositary Shares for certificated Depositary Shares, the Depositary will execute and deliver to the Depositary Shareholder an ADR evidencing those Depositary Shares.

Redemption

If we give notice of a redemption of any Series G Preferred Stock or other deposited securities, the Depositary will call for surrender of a corresponding number of Depositary Shares. The Depositary will surrender the redeemed Series G Preferred Stock or other deposited securities on the redemption date. Holders of the Depositary Shares that were called for surrender will be entitled to receive the redemption amount, net of the Depositary’s fees and expenses, upon surrenders by them of those Depositary Shares. We must give our notice of redemption in respect of the deposited securities to the Depositary before the redemption date and the Depositary will give notice as promptly as practicable to all holders of Depositary Shares.

Voting Rights

If holders of Series G Preferred Stock or other deposited securities acquire voting rights, Depositary Shareholders may instruct the Depositary how to vote the number of deposited shares of Series G Preferred Stock or other deposited securities, their Depositary Shares represent. The Depositary will notify Depositary Shareholders of Series G Preferred Shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how Depositary Shareholders may instruct the Depositary how to vote. For instructions to be valid, they much reach the Depositary by a date set by the Depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares of Series G Preferred Stock. However, you may not know about the meeting far enough in advance to withdraw the shares of Series G Preferred Stock represented by your Depositary Shares.

If we instruct the Depositary to notify the Depositary Shareholders and deliver to them voting materials related to a Series G Preferred Shareholders’ meeting at least 30 days in advance of the meeting date, and if instructions are not delivered to the Depositary by the date set by the Depositary for such purpose, then the Depositary Shareholders will be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to the matter to be voted upon and amount of Depositary Shares, although no such discretionary proxy will be given if we inform the Depositary in writing that substantial opposition exists to the matter, the matter adversely affects the rights of Series G Preferred Shareholders or that we otherwise do not wish such proxy to be given.

The Depositary will try, as far as practical, subject to the laws of the Marshall Islands and to our articles of incorporation or similar documents, to vote or to have its agents vote the shares of Series G Preferred Stock or other deposited securities as instructed by Depositary Shareholders. The Depositary will only vote or attempt to vote as instructed or as described in the preceding paragraph.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote the shares of Series G Preferred Stock represented by your Depositary Shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if your shares of Series G Preferred Stock are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares of Series G Preferred Stock or Depositary Shareholders must pay:	For:
Registration or transfer fees	Transfer and registration of shares of Series G Preferred Stock on our Series G Preferred Share register to or from the name of the Depositary or its agent when you deposit or withdraw shares of Series G Preferred Stock

Applicable taxes and other governmental charges the Depositary or the custodian has to pay on any Depositary Shares or shares of Series G Preferred Stock underlying Depositary Shares, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

Payment of Taxes

You will be responsible for any applicable taxes or other governmental charges payable on your Depositary Shares or on the deposited securities represented by any of your Depositary Shares. The Depositary may refuse to register any transfer of your Depositary Shares or allow you to withdraw the deposited securities represented by your Depositary Shares until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Depositary Shares to pay any taxes or other charges owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of Depositary Shares to reflect the sale and pay to Depositary Shareholders any proceeds, or send to Depositary Shareholders any property, remaining after it has paid the taxes or other charges.

Reclassifications, Recapitalizations and Mergers

If we take any of the following actions:	Then:

•      Change the nominal or par value of our shares of Series G Preferred Stock

•      Reclassify, split up or consolidate any of the deposited securities

•      Distribute securities on the shares of Series G Preferred Stock that are not distributed to you

•      Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares of Series G Preferred Stock or other securities received by the Depositary will become deposited securities. Each Depositary Share will automatically represent its equivalent share of the new deposited securities.

The Depositary may, with our consent, distribute new Depositary Shares representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

Amendment

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Depositary Shareholders, it will not become effective for outstanding Depositary Shares until 30 days after the Depositary notifies Depositary Shareholders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Depositary Shares, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

Termination

The Depositary will terminate the Deposit Agreement at our direction by mailing notice of termination to the Depositary Shareholders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the Depositary Shareholders if 60 days have passed since the Depositary told us it wants to resign but a successor Depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the Deposit Agreement but will not be obligated to do anything else: collect distributions on the deposited securities, sell rights and other property, and deliver shares of Series G Preferred Stock and other deposited securities upon cancellation of Depositary Shares. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the Depositary Shareholders that have not surrendered their Depositary Shares. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Depositary Shares

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•	are not liable for the inability of any holder of Depositary Shares to benefit from any distribution on deposited securities that is not made available to holders of Depositary Shares under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	are not liable for the failure of any holder to obtain the benefits of credits on the basis of non-U.S. tax paid against the holder’s income tax liability or for any tax consequences that may be incurred by holders on account of their ownership of the Depositary Shares;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Depositary Shares or the Deposit Agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an Depositary Share, make a distribution on an Depositary Share, or permit withdrawal of shares of Series G Preferred Stock, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares of Series G Preferred Stock or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver Depositary Shares or register transfers of Depositary Shares when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Right to Receive the Shares Underlying the Depositary Shares

Depositary Shareholders have the right to cancel their Depositary Shares and withdraw the underlying shares of Series G Preferred Stock at any time except:

•	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares of Series G Preferred Stock is blocked to permit voting at a Series G Preferred Shareholders’ meeting; or (iii) we are paying a dividend on our shares of Series G Preferred Stock;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Depositary Shares or to the withdrawal of shares of Series G Preferred Stock or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of Depositary Shares

The Deposit Agreement permits the Depositary to deliver Depositary Shares before deposit of the underlying shares of Series G Preferred Stock. This is called a pre-release of the Depositary Shares. The Depositary may also deliver shares of Series G Preferred Stock upon cancellation of pre-released Depositary Shares (even if the Depositary Shares are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares of Series G Preferred Stock are delivered to the Depositary. The Depositary may receive Depositary Shares instead of shares of Series G Preferred Stock to close out a pre-release. The Depositary may pre-release Depositary Shares only under the following conditions:

(a)	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing and agrees that it or its customer (i) beneficially owns the shares of Series G Preferred Stock or Depositary Shares to be deposited, (ii) assigns all right, title and interest in the shares of Series G Preferred Stock or Depositary Shares to the Depositary for the benefit of the Depositary Shareholders and (iii) will not take any action with respect to the shares of Series G Preferred Stock or Depositary Shares that is inconsistent with the transfer of beneficial ownership (including disposing of the shares of Series G Preferred Stock or Depositary Shares without the consent of the Depositary) other than in satisfaction of the pre-release;

(b)	the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and

(c)	the Depositary must be able to close out the pre-release on not more than five Business Days’ notice. In addition, the Depositary will limit the number of Depositary Shares that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System (“Profile”) will apply to uncertificated Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated Depositary Shares, which ownership will be confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated Depositary Shares. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of Depositary Shares, to direct the Depositary to register a transfer of those Depositary Shares to DTC or its nominee and to deliver those Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Depositary Shareholder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS or Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an Depositary Shareholder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Depositary Shareholder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through DRS or Profile and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register of Holders of Depositary Shares

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of Depositary Shares, but not for the purpose of contacting those holders about a matter unrelated to our business or the Depositary Shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion addresses certain U.S. Federal income tax consequences relating to the purchase, ownership and disposition of our Series G Preferred Stock or Depositary Shares, and unless otherwise noted below, is the opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., our U.S. tax counsel, insofar as such discussion relates to matters of U.S. Federal income tax law and legal conclusions with respect to those matters. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. No party has sought or will seek any rulings from the U.S. Internal Revenue Service (the “IRS”) with respect to the U.S. Federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. Federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. Federal income tax consequences to a beneficial owner of our Series G Preferred Stock or Depositary Shares may vary depending on such such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of our Series G Preferred Stock or Depositary Shares who purchase our Depositary Shares in this offering and hold our Series G Preferred Stock or Depositary Shares as capital assets, and it does not address aspects of U.S. Federal income taxation that may be relevant to persons who are subject to special treatment under U.S. Federal income tax laws, including but not limited to: dealers in securities; banks and other financial institutions; insurance companies; tax-exempt entities, plans or accounts; persons holding our Series G Preferred Stock or Depositary Shares as part of a “hedge,” “straddle” or other risk reduction transaction; partnerships or other pass-through entities (or investors in such entities); U.S. persons whose functional currency is not the U.S. dollar; persons that actually or constructively own 10% or more (by voting power or value) of our outstanding stock; U.S. expatriates; and persons subject to alternative minimum tax. In addition, this discussion does not address any U.S. state or local tax matters, any non-U.S. tax matters, or any U.S. Federal taxes other than income taxes (such as estate and gift taxes or the Medicare contribution tax on investment income).

You are encouraged to consult your own tax advisor regarding the particular U.S. Federal, state and local and non-U.S. income and other tax consequences of acquiring, owning and disposing of our Series G Preferred Stock or Depositary Shares that may be applicable to you.

U.S. Tax Treatment of Depositary Shares

If you hold Depositary Shares, for U.S. Federal income tax purposes, you generally will be treated as the owner of the underlying Series G Preferred Stock represented by such Depositary Shares.

U.S. Federal Income Taxation of the Company

Taxation of Our Shipping Income

Subject to the discussion of “effectively connected” income below, unless exempt from U.S. Federal income tax under the rules contained in Section 883 of the Code and the Treasury Regulations promulgated thereunder, a non-U.S. corporation is subject to a 4% U.S. Federal income tax in respect of its U.S.-source gross transportation income (without allowance for deductions).

For this purpose, U.S.-source gross transportation income includes 50% of the shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States. Shipping income attributable to transportation exclusively between non-U.S. ports is generally not subject to any U.S. Federal income tax.

“Shipping income” means income that is derived from:

a)	the use of vessels;

b)	the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis;

c)	the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing agreement or other joint venture it directly or indirectly owns or participates in that generates such income; or

d)	the performance of services directly related to those uses.

Under Section 883 of the Code and the Treasury Regulations promulgated thereunder, a non-U.S. corporation will be exempt from U.S. Federal income tax on its U.S.-source shipping income if:

a)	it is organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to U.S. corporations; and

b)	either

(i)	more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to U.S. corporations; or

(ii)	its stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States.

Our U.S. tax counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. is of the opinion that each of the Company and its subsidiaries has qualified and will continue to qualify for this statutory tax exemption for the foreseeable future, provided that our common stock continues to represent more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of our stock, and less than 50% of our common stock is owned, actually or constructively under specified stock attribution rules, on more than half the number of days in the relevant year by persons who each own more 5% or more of the vote and value of our common stock. However, no assurance can be given that we will continue to qualify for this exemption in the future.

If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. Federal income tax on our U.S.-source shipping income, subject to the discussion of “effectively connected” income below. Since we expect that no more than a small portion of our gross shipping income would be treated as U.S.-source, we expect that the effective rate of U.S. Federal income tax on our gross shipping income would be significantly below 1%.

To the extent exemption under Section 883 is unavailable, our U.S.-source gross shipping income that is considered to be “effectively connected” with the conduct of a U.S. trade or business (net of applicable deductions) would be subject to the U.S. Federal corporate income tax currently imposed at rates of up to 35%, but would not be subject to the 4% tax discussed above. In addition, we may be subject to the 30% U.S. “branch profits” tax on any earnings and profits effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid that is attributable to the conduct of such U.S. trade or business.

Our U.S.-source shipping income attributable to time or voyage charters (which currently represent, and are expected to continue to represent, substantially all of our shipping income) would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

a)	we had, or were considered to have, a fixed place of business in the United States involved in the earning of such shipping income; and

b)	substantially all of our U.S.-source shipping income were attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not have, or intend to have or permit circumstances that would result in us having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to U.S. Federal corporate income tax on net income at rates of up to 35% (and the branch profits tax discussed above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

Taxation of Gain on Our Sale of Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. Federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. Federal income tax principles). In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel (and risk of loss with respect to the vessel) passes to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

Taxation of U.S. Holders

For purposes of this discussion you are a “U.S. holder” if you are a beneficial owner of our Series G Preferred Stock or Depositary Shares and you are, for U.S. Federal income tax purposes: an individual who is a U.S. citizen or resident, a U.S. corporation, an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust, or if the trust has validly elected to be treated as a U.S. trust.

If an entity treated for U.S. Federal income tax purposes as a partnership holds our Series G Preferred Stock or Depositary Shares, the tax treatment of a partner will generally depend upon the status of the partner, upon the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership considering an investment in our Series G Preferred Stock or Depositary Shares, you should consult your tax advisor.

Distributions on Our Series G Preferred Stock and Depositary Shares

Subject to the discussion of “passive foreign investment companies” below, any distributions that you receive with respect to our Series G Preferred Stock and Depositary Shares generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of your tax basis in our Series G Preferred Stock and Depositary Shares (determined separately for each share) and thereafter as gain from the sale of such stock or shares. We do not maintain calculations of earnings and profits under U.S. Federal income tax principles. Therefore, you should expect that a distribution with respect to your Series G Preferred Stock and Depositary Shares generally will be treated as dividend income, even if that distribution might otherwise be treated as a nontaxable return of capital or as capital gain under the rules described above.

Because we are not a U.S. corporation, if you are a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes), you will not be entitled to claim a dividends-received deduction with respect to any distributions you receive from us.

Dividends paid with respect to our Series G Preferred Stock and Depositary Shares will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividends you receive from us should be treated as “qualified dividend income,” provided that:

a)	the Series G Preferred Stock or Depositary Shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange), which we expect to be the case;

b)	we are not a “passive foreign investment company”(a “PFIC”) for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—PFIC Status”);

c)	you have owned our Series G Preferred Stock or Depositary Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Series G Preferred Stock or Depositary Shares become ex-dividend (and have not entered into certain risk limiting transactions with respect to such Series G Preferred Stock and Depositary Shares); and

d)	you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

Qualified dividend income is taxed at a preferential maximum rate of 15% or 20%, depending on the income level of the taxpayer. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

Special rules may apply to any “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of our Series G Preferred Stock or Depositary Shares in an amount that is equal to (or in excess of) 5% of your adjusted tax basis (or fair market value in certain circumstances) in such Series G Preferred Stock or Depositary Shares. If we pay an extraordinary dividend on our Series G Preferred Stock and Depositary Shares that is treated as qualified dividend income, and you are an individual, estate or trust, then any loss you derive from a subsequent sale or exchange of such Series G Preferred Stock and Depositary Shares will be treated as long-term capital loss to the extent of such dividend.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. holders who are individuals, estates or trusts would not be eligible for the preferential tax rates. Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands. As of the date hereof, it is not possible to predict with certainty whether or in what form this proposed legislation will be enacted.

Sale, Exchange or Other Disposition of Series G Preferred Stock or Depositary Shares

Provided that we are not a PFIC for any taxable year, you generally will recognize capital gain or loss upon a sale, exchange or other disposition of our Series G Preferred Stock or Depositary Shares in an amount equal to the difference, if any, between the amount realized by you from such sale, exchange or other disposition and your tax basis in such Series G Preferred Stock or Depositary Shares. Any such gain or loss will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the sale, exchange or other disposition. Any such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. Your ability to deduct capital losses against ordinary income is subject to limitations.

PFIC Status

Special U.S. Federal income tax rules apply to you if you hold stock in a non-U.S. corporation that is classified as a “passive foreign investment company” for U.S. Federal income tax purposes. In general, we will be a PFIC for any taxable year in which, after applying certain look-through rules, either:

a)	at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

b)	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income we earn, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

Our U.S. tax counsel, Mintz Levin Cohn Ferris Glovsky and Popeo P.C., is of the opinion that, based upon our actual and projected income, assets and activities, we should not be a PFIC for our taxable year ended December 2013 or for subsequent taxable years. However , no assurance can be given as to our current and future PFIC status, because such status requires an annual factual determination based upon the composition of our income and assets for the entire taxable year. The PFIC determination also depends on the application of complex U.S. Federal income tax rules concerning the classification of our assets and income for this purpose, and there are legal uncertainties involved in determining whether the income derived from our chartering activities and from our logistics activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.2d 299 (5th Cir. 2009), the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the IRS has stated that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. We have not sought, and we do not expect to seek, an IRS ruling on this issue. As a result, the IRS or a court could disagree with our position and the opinion of our U.S. tax counsel. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed below, if we are a PFIC for the 2014 taxable year or any subsequent taxable year, you generally would be subject to one of three different U.S. Federal income tax regimes, depending on whether or not you make certain elections. Additionally, starting in 2014, for each year during which we are treated as a PFIC and you actually or constructively own Series G Preferred Stock or Depositary Shares that exceed certain thresholds, you will be required to file IRS Form 8621 with your U.S. Federal income tax return to report your ownership of our Series G Preferred Stock or Depositary Shares.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders That Make a Timely QEF Election

If we were treated as a PFIC for the 2014 taxable year or any subsequent taxable year, and if you make a timely election to treat us as a “Qualifying Electing Fund” for U.S. tax purposes (a “QEF Election”), you would be required to report each year your pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (as long-term capital gain), if any, for our taxable year that ends with or within your taxable year, regardless of whether we make any distributions to you. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. Your adjusted tax basis in our Series G Preferred Stock or Depositary Shares would be increased to reflect such taxed but undistributed earnings and profits. Distributions of earnings and profits that had previously been taxed would result in a corresponding reduction in your adjusted tax basis in our Series G Preferred Stock or Depositary Shares and would not be taxed again once distributed. You would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series G Preferred Stock or Depositary Shares. Even if you make a QEF Election for one of our taxable years, if we were a PFIC for a prior taxable year during which you held our Series G Preferred Stock or Depositary Shares and for which you did not make a timely QEF Election, you would also be subject to the more adverse rules described below under “—Taxation of U.S. Holders That Make No Election.” Additionally, to the extent any of our subsidiaries is a PFIC, your election to treat us as a “Qualifying Electing Fund” would not be effective with respect to your deemed ownership of the stock of such subsidiary and a separate QEF Election with respect to such subsidiary would be required.

You would make a QEF Election by completing and filing IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If we were to become aware that we were a PFIC for any taxable year, we would notify all U.S. holders of such treatment and would provide all necessary information to any U.S. holder who requests such information in order to make the QEF Election described above with respect to us and the relevant subsidiaries.

A QEF Election generally will not have any effect with respect to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC. It should be noted that the beneficial effect of a QEF Election may be substantially diminished if such election is not made in the first year of your holding period in which we are a PFIC. If some instances, you may be permitted to make a QEF election that is retroactive to the beginning of your holding period if we unexpectedly are treated as a PFIC.

Taxation of U.S. Holders That Make a Timely “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for the 2014 taxable year or any subsequent taxable year and, as we believe, our Series G Preferred Stock or Depositary Shares are treated as “marketable stock,” you would be allowed to make a “mark-to-market” election with respect to our Series G Preferred Stock or Depositary Shares, provided you complete and file IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If that election is made, you generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series G Preferred Stock or Depositary Shares at the end of the taxable year over your adjusted tax basis in our Series G Preferred Stock or Depositary Shares. You also would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in our Series G Preferred Stock or Depositary Shares over the fair market value of such Series G Preferred Stock or Depositary Shares at the end of the taxable year (but only to the extent of the net amount of gain previously included in income as a result of the mark-to-market election). Your tax basis in our Series G Preferred Stock or Depositary Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Series G Preferred Stock or Depositary Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series G Preferred Stock or Depositary Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains you previously included. However, to the extent any of our subsidiaries is a PFIC, your “mark-to-market” election with respect to our Series G Preferred Stock or Depositary Shares would not apply to your deemed ownership of the stock of such subsidiary. This may significantly limit the beneficial effect of making a mark-to-market election.

It should be noted that the beneficial effect of a “mark-to-market” election may be substantially diminished if such election is not made in the first year of your holding period in which we are a PFIC.

Taxation of U.S. Holders That Make No Election

Finally, if we were treated as a PFIC for the 2014 taxable year or any subsequent taxable year, and you do not make either a QEF Election or a “mark-to-market” election for that year, you would be subject to special rules with respect to (a) any excess distribution (that is, the portion of any distributions you receive on our Series G Preferred Stock or Depositary Shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for our Series G Preferred Stock or Depositary Shares) and (b) any gain realized on the sale, exchange or other disposition of our Series G Preferred Stock or Depositary Shares. Under these special rules:

(i)	the excess distribution or gain would be allocated ratably over your aggregate holding period for our Series G Preferred Stock and Depositary Shares;

(ii)	the amount allocated to the current taxable year would be taxed as ordinary income; and

(iii)	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you died while owning our Series G Preferred Stock or Depositary Shares, your successor generally would not receive a step-up in tax basis with respect to such shares for U.S. tax purposes.

If we are treated as a PFIC during any taxable year during your holding period, unless you make a timely QEF Election, or a timely “mark-to-market” election, for the first taxable year in which you hold our Series G Preferred Stock or Depositary Shares, we will continue to be treated as a PFIC for all succeeding years during which you are treated as a direct or indirect U.S. holder, even if we are not a PFIC for such years. You are encouraged to consult your own tax advisor with respect to any available elections that may be applicable in such a situation, as well as the IRS information and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Taxation of Non-U.S. Holders

You are a “non-U.S. holder” if you are a beneficial owner of our Series G Preferred Stock or Depositary Shares (other than a partnership for U.S. Federal income tax purposes) and you are not a U.S. holder.

Distributions on Our Series G Preferred Stock and Depositary Shares

You generally will not be subject to U.S. Federal income or withholding taxes on a distribution with respect to our Series G Preferred Stock and Depositary Shares, unless the income arising from such distribution is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to that income, such income generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Disposition of Our Series G Preferred Stock and Depositary Shares

You generally will not be subject to U.S. Federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series G Preferred Stock and Depositary Shares, unless:

(a)	the gain is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by you in the United States); or

(b)	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Gain that is effectively connected with your conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. Federal income tax, net of certain deductions, at regular U.S. Federal income tax rates. If you are a corporate non-U.S. holder, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain described in clause (b) above (net of certain U.S. source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

U.S. Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, dividend payments (or other taxable distributions) and proceeds from the disposition of our Series G Preferred Stock or Depositary Shares may be subject to information reporting requirements and backup withholding tax if you:

1)	fail to provide us with an accurate taxpayer identification number;

2)	are notified by the IRS that you have has become subject to backup withholding due to a prior failure to report all interest or dividends required to be shown on your Federal income tax returns; or

3)	fail to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your non-U.S. status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

Tax Return Disclosure Requirements

Individual U.S. holders (and to the extent specified in applicable Treasury regulations, certain individual non-U.S. holders and certain U.S. holders that are entities) that hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. Federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a foreign corporation, including our Series G Preferred Stock and Depositary Shares, is a specified foreign asset for this purpose. Substantial penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult your own tax advisor regarding the filing of this form.

MARSHALL ISLANDS TAX CONSIDERATIONS

We are a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and the beneficial owners of our Series G Preferred Stock and Depositary Shares (so long as they are not citizens or residents of the Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital) we make with respect to our Series G Preferred Stock and Depositary Shares. In addition, so long as the beneficial owners of our Series G Preferred Stock and Depositary Shares are not citizens or residents of the Marshall Islands, they will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, holding or disposition of our Series G Preferred Stock or Depositary Shares, and they will not be required by the Republic of the Marshall Islands to file a tax return relating to our Series G Preferred Stock or Depositary Shares.

Each beneficial owner of our Series G Preferred Stock and Depositary Shares is urged to consult its tax counselor or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in our Series G Preferred Stock and Depositary Shares.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of Depositary Shares indicated below:

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
S. Goldman Capital LLC

Total

The underwriters are collectively referred to as the “underwriters.” The underwriters are offering the Depositary Shares subject to their acceptance of the Depositary Shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Depositary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Depositary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for shares covered by the underwriters’ option to purchase additional Depositary Shares described below.

The shares of Series G Preferred Stock sold in the form of Depositary Shares in the offering will be deposited with The Bank of New York Mellon, the depositary (the “Depositary”) under our deposit agreement, and the Depositary will issue the Depositary Shares representing the shares of Series G Preferred Stock so deposited.

The underwriters initially propose to offer part of the Depositary Shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the Depositary Shares, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional Depositary Shares solely to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Depositary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Depositary Shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Depositary Shares.

Total
	Per Share	No Exercise	Full Exercise
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds to us (before expenses)	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $            . We have agreed to reimburse the underwriters for certain legal expenses relating solely to state “Blue Sky” qualifications and FINRA filings in connection with the offering up to a maximum of $10,000 which reimbursement is deemed underwriting compensation by FINRA.

We have agreed not to sell or transfer any shares of our Series G Preferred Stock or any securities substantially similar to our Series G Preferred Stock or securities convertible into, exchangeable for, exercisable for or repayable with Series G Preferred Stock or any securities substantially similar to our Series G Preferred Stock, for 90 days (the “Restricted Period”) after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. LLC, as representative of the underwriters. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Series G Preferred Stock or substantially similar securities or any securities convertible into or exercisable or exchangeable for any shares of Series G Preferred Stock or substantially similar securities (including, without limitation, any Depositary Shares);

(ii)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Series G Preferred Stock or substantially similar securities, whether any such transaction described in clause (i) or (ii) hereof is to be settled by delivery of Series G Preferred Stock or such other securities, in cash or otherwise; or

(iii)	file any registration statement with the SEC relating to the offering of any shares of Series G Preferred Stock or substantially similar securities or any securities convertible into or exercisable or exchangeable for Series G Preferred Stock or substantially similar securities (including, without limitation, any Depositary Shares);

The Restricted Period described above is subject to extension such that in the event that either (1) during the last 17 days of the Restricted Period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the Restricted Period, we announce that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period and, in either case, unless an exemption from the relevant FINRA rules applies, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. We will provide Morgan Stanley & Co. LLC, as representative of the underwriters, with prior notice of any such announcement that gives rise to an extension of the initial Restricted Period.

The Depositary Shares are a new issue of securities with no established trading market. The Depositary Shares have been approved for listing on the NYSE under the symbol “NMPrG,” subject to official notice of issuance. An active trading market on the NYSE for the Depositary Shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Depositary Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Depositary Shares at the time and price desired will be limited.

In order to facilitate the offering of the Depositary Shares, the underwriters may engage in transactions that affect the price of the Depositary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, the Depositary Shares in the open market that have the effect of stabilizing the price of the Depositary

Shares. These activities may also raise or maintain the market price of the Depositary Shares above independent market levels or prevent or retard a decline in the market price of the Depositary Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of the Depositary Shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters for Internet distributions on the same basis as other allocations.

We expect that delivery of the Depositary Shares will be made to investors on                     , 2014, which will be the fifth business day following the date of pricing of the Depositary Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Depositary Shares on the initial pricing date of the Depositary Shares or the succeeding business day will be required, by virtue of the fact that the Depositary Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

The underwriters and their affiliates are full-service financial institutions and have engaged in, and the underwriters and their affiliates may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have or will receive customary fees and commissions for these transactions. Moreover, certain affiliates of the underwriters currently provide commercial banking services to us under which there are lending commitments and loans outstanding. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Depositary Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Depositary Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities referred to in (a) through (c) above shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Depositary Shares to be offered so as to enable an investor to decide to purchase any Depositary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Depositary Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Depositary Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The Depositary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Depositary Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company or the Depositary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Depositary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of Depositary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Depositary Shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Depositary Shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The Depositary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Depositary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Depositary Shares is subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

The Depositary Shares has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and no Depositary Shares will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters governed by the law of the Marshall Islands will be passed upon for us by Reeder & Simpson P.C., whose opinion as to matters on the law of the Marshall Islands may be relied on by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain legal and tax matters in connection with this offering will be passed upon for us by Mintz Levin Cohn Ferris Glovsky and Popeo PC, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below:

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed on April 24, 2013, as amended by Amendment No. 1 to the Form 20-F on Form 20-F/A filed on September 11, 2013;

•	Report on Form 6-K filed on May 24, 2013;

•	Report on Form 6-K filed on August 22, 2013 (only with respect to the disclosure on Navios Europe);

•	Report on Form 6-K filed on August 26, 2013;

•	Report on Form 6-K filed on October 8, 2013;

•	Report on Form 6-K filed on November 26, 2013; and

•	Report on Form 6-K filed on December 13, 2013.

These reports contain important information about us, our financial condition and our results of operations. You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through its public reference facilities or its website at http://www.sec.gov. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.navios.com or by writing or calling us at the following address:

Vasiliki (Villy) Papaefthymiou

Executive Vice President-Legal

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(011) +(377) 9798-2140

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We have not and the underwriters have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, or any free writing prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not incorporated by reference into this prospectus supplement and should not be considered as part of this prospectus supplement.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus supplement. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$
Financial Industry Regulatory Authority filing fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent fees	$
Printing costs	$
Miscellaneous	$
Total	$

PROSPECTUS

NAVIOS MARITIME HOLDINGS INC.

$500,000,000

COMMON STOCK

PREFERRED STOCK

AMERICAN DEPOSITARY SHARES

WARRANTS

DEBT SECURITIES

UNITS

We may, from time to time, issue up to $500,000,000 aggregate principal amount offering price of common stock, preferred stock, which may be represented by American Depositary Shares, or ADSs, warrants, units, and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “NM.” On September 10, 2013, the last reported sale price of our common stock was $7.17 per share.

Investing in our securities involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus and applicable prospectus supplement, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 3.

Introduction

Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For over 50 years, Navios Holdings has had an in-house technical ship management expertise that has worked with producers of raw materials, agricultural traders and exporters, industrial end-users, ship owners, and charterers. As of September 10, 2013, Navios Holdings’ current core fleet (excluding those of Navios South American Logistics (“Navios Logistics”)), the average age of which is approximately 6.3 years, consists of a total of 60 vessels, aggregating approximately 5.8 million dwt. Navios Holdings owns ten Capesize vessels (169,000-181,000 dwt), 14 modern Ultra Handymax vessels (50,000-61,000 dwt), 15 Panamax vessels (70,000-83,000 dwt) and one Handysize vessel. It also time charters-in and operates a fleet of six Ultra Handymax, one Handysize, six Panamax, and seven Capesize vessels, 18 of which are currently in operation, with the remaining two scheduled for delivery on various dates through April 2016. Navios Holdings has options to acquire 11 of the 20 time chartered-in vessels (on one of which Navios Holdings holds an initial 50% purchase option).

Navios Holdings also offers commercial and technical management services to Navios Maritime Partners L.P.’s (“Navios Partners”) and Navios Maritime Acquisition Corporation’s (“Navios Acquisition”) fleets.

Navios Holdings’ strategy and business model focuses on:

•	Operating of a high quality, modern fleet. Navios Holdings owns and charters in a modern, high quality fleet, having an average age of approximately 6.3 years that provides numerous operational advantages including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity, and an efficient operating cost structure.

•	Pursuing an appropriate balance between vessel ownership and a long-term chartered-in fleet. Navios Holdings controls, through a combination of vessel ownership and long-term time chartered vessels, approximately 5.8 million dwt in tonnage, making Navios Holdings one of the largest independent drybulk operators in the world. Navios Holdings’ ability, through its long-standing relationships with various shipyards and trading houses, to charter-in vessels at favorable rates allows it to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 11 of the 20 time chartered vessels (including those to be delivered) permits Navios Holdings to determine when is the most commercially opportune time to own or charter-in vessels. Navios Holdings intends to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels.

•	Capitalizing on Navios Holdings’ established reputation. Navios Holdings believes its reputation and commercial relationships enable it to obtain favorable long-term time charters, enter into the freight market and increase its short-term tonnage capacity to complement the capacity of its core fleet, as well as to obtain access to cargo freight opportunities through contract of affreightment (“COA”) arrangements not readily available to other industry participants. This reputation has also enabled Navios Holdings to obtain favorable vessel acquisition terms as reflected in the purchase options contained in some of its long-term charters.

•	Utilizing industry expertise to take advantage of market volatility. The drybulk shipping market is cyclical and volatile. Navios Holdings uses its experience in the industry, sensitivity to trends, and knowledge and expertise as to risk management and Forward Freight Agreements (“FFAs”) to hedge against, and in some cases, to generate profit from, such volatility.

•	Maintaining high fleet utilization rates. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. At 98.2% as of December 31, 2012, Navios Holdings believes that it has one of the highest fleet utilization rates in the industry.

•	Maintaining customer focus and reputation for service and safety. Navios Holdings is recognized by its customers for the high quality of its service and safety record. Navios Holdings’ high standards for performance, reliability, and safety provide Navios Holdings with an advantageous competitive profile.

•	Enhancing vessel utilization and profitability through a mix of spot charters, time charters, and COAs and strategic backhaul and triangulation methods. Specifically, this strategy is implemented as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	The operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the ship owner being responsible for operating costs and the charterer for voyage costs; and

•	The use of COAs, under which Navios Holdings contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages.

In addition, Navios Holdings attempts, through selecting COAs on what would normally be backhaul or ballast legs, to enhance vessel utilization and, hence, profitability. In such cases, the cargoes are used to position vessels at or near major loading areas (such as the Gulf of Mexico) where spot cargoes can readily be obtained. This reduces ballast time as a percentage of the round voyage. This strategy is referred to as triangulation.

Navios Holdings is one of relatively few major owners and operators of this type in the drybulk market, and has vast experience in this area. In recent years, it has further raised the commercial sophistication of its business model by using market intelligence derived from its risk management operations and, specifically, its freight derivatives hedging desk, to make more informed decisions regarding the management of its fleet.

Competitive Advantages

Controlling approximately 5.8 million dwt (excluding Navios Logistics) in drybulk tonnage, Navios Holdings is one of the largest independent drybulk operators in the world. Management believes that Navios Holdings occupies a competitive position within the industry in that its reputation in the global drybulk markets permits it to enter into at any time, and take on spot, medium or long-term freight commitments, depending on its view of future market trends. In addition, many of the long-term charter deals that form the core of Navios Holdings’ fleet were brought to the attention of Navios Holdings prior to even being quoted in the open market.

Even in the open market, Navios Holdings’ solid reputation allows it to take in large amounts of tonnage on a short, medium, or long-term basis on very short notice. This ability is possessed by relatively few ship owners and operators, and is a direct consequence of Navios Holdings’ market reputation for reliability in the performance of its obligations in each of its roles as a ship owner, COA operator, and charterer. Navios Holdings, therefore, has much greater flexibility than a traditional ship owner or charterer to quickly go “long” or “short” relative to the drybulk markets.

Navios Holdings’ long involvement and reputation for reliability in the Asian Pacific region have also allowed it to develop privileged relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these institutional relationships, Navios Holdings has obtained relatively low-cost, long-term charter-in deals, with options to extend time charters and options to purchase the majority of the vessels. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants who lack Navios Holdings’ brand recognition, credibility, and track record.

In addition to its long-standing reputation and flexible business model, management believes that Navios Holdings is well-positioned in the drybulk market on the basis of the following factors:

•	A high-quality, modern fleet of vessels that provides a variety of operational advantages, such as lower insurance premiums, higher levels of productivity, and efficient operating cost structures, as well as a competitive advantage over owners of older fleets, especially in the time charter market, where age and quality of a vessel are of significant importance in competing for business;

•	A core fleet which has been chartered-in (some through 2026, assuming minimum available charter extension periods are exercised) on attractive terms that allow Navios Holdings to charter-out the vessels at an attractive spread during strong markets and to weather down cycles in the market while maintaining low operating expenses;

•	Strong cash flows from creditworthy counterparties;

•	Strong commercial relationships with both freight customers and Japanese trading houses and ship owners, providing Navios Holdings with access to future attractive long-term time charters on newbuildings with valuable purchase options;

•	Strong in-house technical management team who oversee every step of technical management, from the construction of the vessels in Japan or Korea to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance, repairs and drydocking, providing efficiency and transparency in Navios Holdings’ owned fleet operations; and

•	Visibility into worldwide commodity flows through its physical shipping operations and port terminal operations in South America.

Management intends to maintain and build on these qualitative advantages, while at the same time continuing to benefit from Navios Holdings’ reputation.

RISK FACTORS

Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock. You should carefully consider each of the following risks together with the other information incorporated into this prospectus when evaluating the Company’s business and its prospect. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company currently considers immaterial may also impair the Company’s business operations. If any of the following risks relating to our business and operations actually occur, our business, financial condition and results of operations could be materially and adversely affected and in that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Associated with the Shipping Industry and Our Drybulk Operations

The cyclical nature of the international drybulk shipping industry may lead to decreases in charter rates and lower vessel values, which could adversely affect our results of operations and financial condition.

The shipping business, including the dry cargo market, is cyclical in varying degrees, experiencing severe fluctuations in charter rates, profitability and, consequently, vessel values. For example, during the period from January 1, 2011 to June 30, 2013, the Baltic Exchange’s Panamax time charter average daily rates experienced a low of $3,336 and a high of $17,115. Additionally, during the period from January 1, 2011 to June 30, 2013, the Baltic Exchange’s Capesize time charter average daily rates experienced a low of $2,644 and a high of $32,889 and the Baltic Exchange Dry Index experienced a low of 647 points and a high of 2,173 points. Navios Holdings anticipates that the future demand for its drybulk carriers and drybulk charter rates will be dependent upon demand for imported commodities, economic growth in the emerging markets, including the Asia Pacific region, India, Brazil and Russia, and in the rest of the world, seasonal and regional changes in demand and changes to the capacity of the world fleet. Recent adverse economic, political, social or other developments can decrease demand and prospects for growth in the shipping industry and thereby could reduce revenue significantly. The market supply of drybulk carriers has been increasing, as the number of drybulk carriers on order was recently near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2012. While vessel supply will continue to be affected by the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or accidental losses, an over-supply of drybulk carrier capacity could exacerbate the recent decrease in charter rates or prolong the period during which low charter rates prevail. Continuous declines in demand for commodities transported in drybulk carriers or an increase in supply of drybulk vessels could cause a further decline in charter rates, which could materially adversely affect our results of operations and financial condition. If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel’s carrying amount, resulting in a loss.

The demand for vessels has generally been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts, acts of piracy and terrorist activities;

•	political developments; and

•	embargoes and strikes.

The supply of vessel capacity has generally been influenced by, among other factors:

•	the number of vessels that are in or out of service;

•	the scrapping rate of older vessels;

•	port and canal traffic and congestion;

•	the number of newbuilding deliveries; and

•	vessel casualties.

Disruptions in world financial markets and the resulting governmental action in Europe, the United States and other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows and could cause the market price of our shares to decline.

Concerns relating to the European sovereign debt crisis have recently intensified. While Greece, Portugal, Ireland, Spain and Cyprus have been the most affected countries thus far, with each agreeing to a rescue package with the European Union and the International Monetary Fund, there are fears that other European countries may be further affected by increasing public debt burdens and weakening economic growth prospects. On January, 13, 2012, Standard and Poor’s Rating Services (“Standard and Poor’s”) downgraded the long-term ratings for nine Eurozone nations, including France, Italy and Spain. Since then, Standard and Poor’s, Moody’s Investors Service and other credit ratings agencies have further downgraded certain Eurozone nations. Most recently Fitch Ratings’ downgraded Italy’s sovereign credit rating on March 8, 2013. Such downgrades could negatively affect those countries’ ability to access the public debt markets at reasonable rates or at all, materially affecting the financial conditions of banks in those countries, including those with which we maintain cash deposits and equivalents, or on which we rely on to finance our vessel and new business acquisitions.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. We maintain cash deposits and equivalents in excess of government-provided insurance limits at banks in Greek and other European banks, which may expose us to a loss of cash deposits or cash equivalents.

Furthermore, the United States and other parts of the world are exhibiting volatile economic trends and were recently in a recession. Despite signs of recovery, the outlook for the world economy remains uncertain. For example, the credit markets worldwide have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Additionally, uncertainty regarding tax policy and government spending in the United States has created an uncertain environment which could reduce demand for our services. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. These issues, along with the reprising of credit risk and the difficulties currently experienced by financial institutions, have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets, many lenders have increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or have refused to refinance existing debt at all. Additionally, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. New banking regulations, including larger capital requirements and the resulting policies adopted by lenders, could reduce lending activities. We may experience difficulties obtaining financing commitments, including commitments to refinance our existing debt as balloon payments come due under our credit facilities, in the future if lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. Due to the fact that we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty, combined with restrictions imposed by our current debt, could hamper our ability to finance vessels or new business acquisitions.

In addition, the economic uncertainty worldwide has markedly reduced demand for shipping services and has decreased shipping rates, which may adversely affect our results of operations and financial condition. Currently, the economies of China, Japan, other Pacific Asian countries and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has driven decreased rates and vessel values.

We could face risks attendant to changes in economic environments, changes in interest rates, tax policies, and instability in certain securities markets, among other factors. Major market disruptions and the uncertainty in market conditions and the regulatory climate in the U.S., Europe and worldwide could adversely affect our business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows.

Our growth depends on continued growth in demand for drybulk commodities and the shipping of drybulk cargoes.

Our growth strategy focuses on expansion in the drybulk shipping sector. Accordingly, our growth depends on continued growth in worldwide and regional demand for drybulk commodities and the shipping of drybulk cargoes, which could be negatively affected by a number of factors, such as declines in prices for drybulk commodities, or general political and economic conditions.

Reduced demand for drybulk commodities and the shipping of drybulk cargoes would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition. In particular, Asian Pacific economies and India have been the main driving force behind the current increase in seaborne drybulk trade and the demand for drybulk carriers. A negative change in economic conditions in any Asian Pacific country, but particularly in China, Japan or India, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects, by reducing demand and resultant charter rates.

When our contracts expire, we may not be able to successfully replace them.

The process for concluding contracts and longer term time charters generally involves a lengthy and intensive screening and vetting process and the submission of competitive bids. In addition to the quality and suitability of the vessel, medium and longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

•	environmental, health and safety record;

•	compliance with regulatory industry standards;

•	reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

As a result of these factors, when our contracts including our long-term charters expire, we cannot assure you that we will be able to replace them promptly or at all or at rates sufficient to allow us to operate our business profitably, to meet our obligations, including payment of debt service to our lenders, or to pay dividends. Our ability to renew the charter contracts on our vessels on the expiration or termination of our current charters, or, on vessels that we may acquire in the future, the charter rates payable under any replacement charter contracts, will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time and the financial sector, changes in the supply and demand for vessel capacity and changes in the supply and demand for the transportation of commodities as described above.

However, if we are successful in employing our vessels under longer-term time charters, our vessels will not be available for trading in the spot market during an upturn in the market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable charter contracts, our results of operations and operating cash flow could be materially adversely affected.

We may employ vessels on the spot market and thus expose ourselves to risk of losses based on short-term decreases in shipping rates.

We periodically employ some of our vessels on a spot basis. The spot charter market is highly competitive and freight rates within this market are highly volatile, while longer-term charter contracts provide income at pre-determined rates over more extended periods of time. We cannot assure you that we will be successful in keeping our vessels fully employed in these short-term markets, or that future spot rates will be sufficient to enable such vessels to be operated profitably. A significant decrease in spot market rates or our inability to fully employ our vessels by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and adversely affect our results of operations, including our profitability and cash flows, with the result that our ability to pay debt service and dividends could be impaired.

Additionally, if the spot market rates or short-term time charter rates become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels at lower charter rates, which would affect our ability to comply with our loan covenants and operate our vessels profitably. If we are not able to comply with our loan covenants and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell vessels in our fleet and our ability to continue to conduct our business would be impaired.

We depend upon significant customers for part of our revenues. The loss of one or more of these customers or a decline in the financial capability of our customers could materially adversely affect our financial performance.

We have derived a significant part of our revenue from a small number of charterers. During the six months ended June 30, 2013 and the fiscal years ended December 31, 2012, 2011 and 2010, we derived approximately 23.6%, 24.6%, 20.2% and 24.4%, respectively, of our gross revenues from four customers.

If one or more of our charterers is unable to perform under one or more charters with us and we are not able to find a replacement charter, or if a charterer exercises certain rights to terminate the charter, or if a charterer is unable to make its charter payments in whole or in part, we could suffer a loss of revenues that could materially adversely affect our business, financial condition and results of operations. For the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011 and 2010, none of our customers accounted for more than 10% of the Company’s revenue.

We could lose a customer or the benefits of a time charter if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise, which risk is increasing due to the current economic environment;

•	the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, default under the charter; or

•	the customer terminates the charter because the vessel has been subject to seizure for more than a specified number of days.

Furthermore, a number of our charters are at above-market rates, such that any loss of such charter may require us to recharter the vessel at significantly lower rates. Additionally, our charterers from time to time have sought to renegotiate their charter rates with us.

We are subject to certain credit risks with respect to our counterparties on contracts, and the failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts and thereby decrease revenues.

We charter-out our vessels to other parties who pay us a daily rate of hire. We also enter into COAs pursuant to which we agree to carry cargoes, typically for industrial customers, who export or import drybulk cargoes. Additionally, we may enter into FFAs, parts of which are traded over-the-counter. We also enter into spot market voyage contracts, where we are paid a rate per ton to carry a specified cargo on a specified route. The FFAs and these contracts and arrangements subject us to counterparty credit risks at various levels. If the counterparties fail to meet their obligations, we could suffer losses on such contracts which could materially adversely affect our financial condition and results of operations. In addition, if a charterer defaults on a time charter, we may only be able to enter into new contracts at lower rates. It is also possible that we would be unable to secure a charter at all. If we re-charter the vessel at lower rates or not at all, our financial condition and results of operations could be materially adversely affected.

Certain of our long term charter-out contracts have been insured until the end of 2016 through an “AA” rated European Union insurance provider for a maximum cash payment of up to $120.0 million (including certain Navios Partners’ contracts). Our agreement provides that if the charterer goes into payment default, the insurer will reimburse us for the charter payments under the terms of the policy (subject to applicable deductibles and other customary limitations for such type of insurance).

Trading and complementary hedging activities in freight, tonnage and FFAs subject us to trading risks, and we may suffer trading losses which could adversely affect our financial condition and results of operations.

Due to drybulk shipping market volatility, success in this shipping industry requires constant adjustment of the balance between chartering-out vessels for long periods of time and trading them on a spot basis. A long-term contract to charter a vessel might lock us into a profitable or unprofitable situation depending on the direction of freight rates over the term of the contract. We seek to manage and mitigate that risk through trading and complementary hedging activities in freight, tonnage and FFAs. We are exposed to market risk in relation to our FFAs and could suffer substantial losses from these activities in the event that our expectations are incorrect. We trade FFAs with an objective of both economically hedging the risk on the fleet, specific vessels or freight commitments and taking advantage of short-term fluctuations in market prices. There can be no assurance that we will be able at all times to successfully protect ourselves from volatility in the shipping market. We may not successfully mitigate our risks, leaving us exposed to unprofitable contracts, and may suffer trading losses resulting from these hedging activities.

In our hedging and trading activities, we focus on short-term trading opportunities in which there are adequate liquidity in order to limit the risk we are taking. There can be no assurance we will be successful in limiting our risk, that significant price spikes will not result in significant losses, even on short-term trades, that liquidity will be available for our positions, or that all trades will be done within our risk management policies. Any such risk could be significant. In addition, the performance of our trading activities can significantly increase the variability of our operating performance in any given period and could materially adversely affect our financial condition. The FFA market has experienced significant volatility in the past few years and, accordingly, recognition of the changes in the fair value of FFAs could in the future cause significant volatility in earnings.

We are subject to certain operating risks, including vessel breakdowns or accidents, that could result in a loss of revenue from the chartered-in vessels and which in turn could have an adverse effect on our results of operations or financial condition.

Our exposure to operating risks of vessel breakdown and accidents mainly arises in the context of our owned vessels. The rest of our core fleet is chartered-in under time charters and, as a result, most operating risks relating to these time chartered vessels remain with their owners. If we pay hire on a chartered-in vessel at a lower rate than the rate of hire it receives from a sub-charterer to whom we have chartered out the vessel, a breakdown or loss of the vessel due to an operating risk suffered by the owner will, in all likelihood, result in our loss of the positive spread between the two rates of hire. Although we maintain insurance policies (subject to deductibles and exclusions) to cover us against the loss of such spread through the sinking or other loss of a chartered-in vessel, we cannot assure you that we will be covered under all circumstances or that such policies will be available in the future on commercially reasonable terms. Breakdowns or accidents involving our vessels and losses relating to chartered vessels which are not covered by insurance would result in a loss of revenue from the affected vessels adversely affecting our financial condition and results of operations.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage our business reputation, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may materially adversely affect our business and reputation, including:

•	the damage or destruction of vessels due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase our costs. For example, the costs of replacing a vessel or cleaning up environmental damage could substantially lower our revenues by taking vessels out of operation permanently or for periods of time. Furthermore, the involvement of our vessels in a disaster or delays in delivery, damage or the loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business.

The operation of vessels, such as dry bulk carriers, has certain unique risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shift, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads leading to the loss of a vessel.

The total loss or damage of any of our vessels or cargoes could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss that could negatively impact our business, financial condition, results of operations, cash flows and ability to pay dividends.

Some of these inherent risks could result in significant damage, such as marine disaster or environmental incidents, and any resulting legal proceedings may be complex, lengthy, costly and, if decided against us, any of these proceedings or other proceedings involving similar claims or claims for substantial damages may harm our reputation and have a material adverse effect on our business, results of operations, cash flow and financial position. In addition, the legal systems and law enforcement mechanisms in certain countries in which we operate may expose us to risk and uncertainty. Further, we may be required to devote substantial time and cost defending these proceedings, which could divert the attention of management from our business.

Any of these factors may have a material adverse effect on our business, financial conditions and results of operations.

We are subject to various laws, regulations and conventions, including environmental and safety laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities including any resulting from a spill or other environmental incident.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. In order to satisfy any such requirements, we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write downs. In addition, violations of environmental and safety regulations can result in substantial penalties and, in certain instances, seizure or detention of our vessels.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. In various jurisdictions legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and water discharges from our vessels. For example, the International Maritime Organization (“IMO”) periodically proposes and adopts amendments to revise the International Convention for the Prevention of Pollution from Ships (“MARPOL”), such as the revision to Annex VI which came into force on July 1, 2010. The revised Annex VI implements a phased reduction of the sulfur content of fuel and allows for stricter sulfur limits in designated emission control areas (“ECAs”). Thus far, ECAs have been formally adopted for the Baltic Sea area (limits SOx emissions only) and the North Sea area including the English Channel (limiting SOx emissions only) and The North American ECA (which came into effect from August 1, 2012 limiting SOx, NOx and particulate matter emissions). The United States Caribbean Sea ECA came into force on January 1, 2013, having effect from January 1, 2014 and will limit SOx, NOx and particulate matter emissions. California has also adopted more stringent low sulfur fuel requirements within California regulated waters. In addition, the IMO, the U.S. and states within the U.S. have proposed or implemented requirements relating to the management of ballast water to prevent the harmful effects of foreign invasive species.

The operation of vessels is also affected by the requirements set forth in the International Safety Management (“ISM”) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. Further to this, the IMO has introduced the first ever mandatory measures for an international greenhouse gas reduction regime for a global industry sector. These energy efficiency measures took effect on January 1, 2013 and apply to all ships of 400 gross tonnage and above. They include the development of a ship energy efficiency management plan (“SEEMP”) which is akin to a safety management plan, which the industry will have to comply with. The failure of a ship owner or bareboat charterer to comply with the ISM Code and IMO measures may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

For our vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”). In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime, including liability limits calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended (the “1976 Convention”), discussed in more detail in the following paragraph. The Bunker Convention became effective in contracting states on November 21, 2008 and as of July 31, 2013 was in effect in 72 states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

The right of vessel owners to limit liability incurred under the Bunker Convention depends on the applicable national or international regime. The 1976 Convention is the most widely applicable international regime limiting maritime pollution liability. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the “Protocol of 1996.” The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions, such as the United States, are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Such regulation may become even stricter if laws are changed as a result of the April 2010 Deepwater Horizon oil spill in the Gulf of Mexico. In the United States, the Oil Pollution Act (“OPA”) establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from cargo and bunker oil spills from vessels, including tankers. The OPA covers all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In response to the 2010 Deepwater Horizon oil incident in the Gulf of Mexico, the U.S. House of Representatives passed and the U.S. Senate considered but did not pass a bill to strengthen certain requirements of the OPA; similar legislation may be introduced in the future 113th Congress.

In addition to potential liability under the OPA, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

In the last decade, the EU has become increasingly active in the field of regulation of maritime safety and protection of the environment. In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, the EU adopted in 2005 a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offense under MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

Climate change and government laws and regulations related to climate change could negatively impact our financial condition.

Regarding climate change in particular, we are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. A number of countries have adopted or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. In the U.S., the United States Environmental Protection Agency (“U.S. EPA”) has declared greenhouse gases to be dangerous pollutants and has issued greenhouse gas reporting requirements for emissions sources in certain industries (which do not include the shipping industry). The U.S. EPA is also considering petitions to regulate greenhouse gas emissions from marine vessels.

In addition, while the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (“UNFCCC”), which requires adopting countries to implement national programs to reduce greenhouse gas emissions, the IMO intends to develop limits on greenhouse gases from international shipping. It has responded to the global focus on climate change and greenhouse gas emissions by developing specific technical and operational efficiency measures and a work plan for market-based mechanisms in 2011. These include the mandatory measures of the ship energy efficiency management plan (“SEEMP”), outlined above, and an energy efficiency design index (“EEDI”) for new ships. The IMO is also considering its position on market-based measures through an expert working group, which was expected to report back to its Marine Environment Protection Committee (“MEPC”) in late 2012.

Among the numerous proposals being considered by the working group are the following: a port state levy based on the amount of fuel consumed by the vessel on its voyage to the port in question; a global emissions trading scheme which would allocate emissions allowances and set an emissions cap; and an international fund establishing a global reduction target for emissions for international shipping, to be set either by the UNFCCC or the IMO. At its 64th session on October 1 to 5, 2012, the MEPC indicated that 2015 was the target year for Member States to identify market-based measures for international shipping.

In December 2011, UN climate change talks took place in Durban and concluded with an agreement referred to as the Durban Platform for Enhanced Action. The Durban Conference did not result in any proposals specifically addressing the shipping industry’s role in climate change but the progress that has been made by the IMO in this area was widely acknowledged throughout the negotiating bodies of the UNFCCC process.

The European Union announced in April 2007 that it planned to expand the European Union emissions trading scheme by adding vessels, and a proposal from the European Commission was expected if no global regime for reduction of seaborne emissions had been agreed to by the end of 2011. As of January 31, 2013 the Commission has stopped short of proposing that emissions from ships be included in the EU’s emissions-trading scheme (ETS). However on October 1, 2012 it announced that it would propose measures to monitor verify and report on greenhouse-gas emissions from the shipping sector in early 2013. On June 28, 2013, the European Commission adopted a Communication setting out a strategy for progressively including greenhouse gas emissions from maritime transport in the EU’s policy for reducing its overall GHG emissions. The first step proposed by the Commission is an EU Regulation which would establish an EU-wide system for the monitoring, reporting and verification (MRV) of carbon dioxide (CO2) emissions from large ships starting in 2018. This may be seen as indicative of an intention to maintain pressure on the international negotiating process.

We cannot predict with any degree of certainty what effect, if any possible climate change and government laws and regulations related to climate change will have on our operations, whether directly or indirectly. While we believe that it is difficult to assess the timing and effect of climate change and pending legislation and regulation related to climate change on our business, we believe that climate change, including the possible increase in severe weather events resulting from climate change, and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the vessels we may acquire in the future, (ii) our ability to continue to operate as we have in the past, (iii) the cost of operating our vessels, and (iv) insurance premiums, deductibles and the availability of coverage. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.

We are subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (“MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code (“ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems (“AIS”) to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented and will continue implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for the vessels to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future which could have a significant financial impact on us.

The cost of vessel security measures has also been affected by the escalation in recent years in the frequency and seriousness of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Attacks of this kind have commonly resulted in vessels and their crews being detained for several months, and being released only on payment of large ransoms. Substantial loss of revenue and other costs may be incurred as a result of such detention. Although we insure against these losses to the extent practicable, the risk remains of uninsured losses which could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP3 industry standard. A number of flag states have signed the 2009 New York Declaration, which expresses commitment to Best Management Practices in relation to piracy and calls for compliance with them as an essential part of compliance with the ISPS Code.

Acts of piracy on ocean-going vessels, although recently declining in frequency, could still adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. Although the frequency of sea piracy worldwide decreased during 2012 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly off the west coast of Africa. A significant example came in February 2011 when the M/V Irene SL, a crude oil tanker which was not affiliated with us, was captured by pirates in the Arabian Sea while carrying crude oil estimated to be worth approximately $200 million. In December 2009, the Navios Apollon, a vessel owned by our affiliate, Navios Partners, was seized by pirates 800 miles off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India and was released on February 27, 2010. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels could adversely affect our business and operations.

Our operations expose us to global political risks, such as wars and political instability that may interfere with the operation of our vessels causing a decrease in revenues from such vessels.

We are an international company and conduct our operations primarily outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered will affect us. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg, which was not affiliated with us, was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues. In addition, continuing conflicts and recent developments in North Africa and the Middle East and future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations by causing delays in shipping on certain routes or making shipping impossible on such routes, thereby causing a decrease in revenues.

In addition, a government could requisition title or seize our vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition our vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of our vessels would have a substantial negative effect on us as we would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated us for the requisition.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. Our owned fleet is currently enrolled with Nippon Kaiji Kiokai, Bureau Veritas, Lloyd’s Register and American Bureau of Shipping.

A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until she is able to trade again.

Rising crew costs may adversely affect our profits.

Crew costs are a significant expense for us. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our period, time and spot charters. Increases in crew costs may adversely affect our profitability.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

The operation of ocean-going vessels in international trade is inherently risky. Although we carry insurance for our fleet covering risks commonly insured against by vessel owners and operators, such as hull and machinery insurance, war risks insurance and protection and indemnity insurance (which include environmental damage and pollution insurance), all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us in the future may be significantly more expensive than our existing coverage.

Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which can result in significant increased overall costs to us.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted. We are not currently aware of the existence of any such maritime lien on our vessels.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another ship in the fleet.

The risks and costs associated with vessels increase as the vessels age.

The costs to operate and maintain a vessel in operation increase with the age of the vessel. The average age of the vessels in our fleet is 6.3 years, and most drybulk vessels have an expected life of approximately 25 years. In some instances, charterers prefer newer vessels that are more fuel efficient than older vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Governmental regulations, safety or other equipment standards related to the age of the vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we may have to sell them at a loss, and if charterers no longer charter-out vessels due to their age, our earnings could be materially adversely affected.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

We have grown our fleet and business significantly since August 2005. We intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination or asset acquisition were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant was breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

In addition, our business plan and strategy is predicated on buying vessels in a distressed market at what we believe is near the low end of the cycle in what has typically been a cyclical industry. However, there is no assurance that shipping rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

If we purchase any newbuilding vessels, delays, cancellations or non-completion of deliveries of newbuilding vessels could harm our operating results.

If we purchase any newbuilding vessels, the shipbuilder could fail to deliver the newbuilding vessel as agreed or their counterparty could cancel the purchase contract if the shipbuilder fails to meet its obligations. In addition, under charters we may enter into that are related to a newbuilding, if our delivery of the newbuilding to our customer is delayed, we may be required to pay liquidated damages during such delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, we may be responsible for additional, substantial liquidated damages.

The completion and delivery of newbuildings could be delayed, cancelled or otherwise not completed because of:

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to finance the construction or conversion of the vessels; or

•	inability to obtain requisite permits or approvals.

If delivery of a vessel is materially delayed, it could materially adversely affect our results of operations and financial condition and our ability to make cash distributions.

Although we have long-standing relationships with certain Japanese shipowners that provide us access to competitive contracts, we cannot assure you that we will always be able to maintain such relationships or that such contracts will continue to be available in the future.

We have long-standing relationships with certain Japanese shipowners that give us access to time charters at favorable rates and that, in some cases, include options to purchase the vessels at favorable prices relative to the current market. We cannot assure you that we will have such relationships indefinitely. In addition, there is no assurance that Japanese shipowners will generally make contracts available on the same or substantially similar terms in the future.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Our vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.

Under the terms of the charter agreements under which our vessels operate, or are expected to operate in the case of a newbuilding, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	equipment breakdowns;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew.

Our international activities increase the compliance risks associated with economic and trade sanctions and anti-corruption laws imposed by the United States, the European Union and other jurisdictions.

Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

Recently, the scope of sanctions imposed against the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the European Union and Canada. Not only has the United States enacted new legislation which imposed new sanctions that specifically restrict shipping refined petroleum into Iran, but also the European Union has implemented new restrictive measures which prohibit the purchase, transport or insurance of Iranian oil or petroleum products (the tankers of our affiliate, Navios Maritime Acquisition Corporation have in the past, but do not currently, call on ports in Iran). There has also been an increased focus on economic and trade sanctions enforcement that has led recently to a significant number of penalties being imposed against shipping companies.

We are monitoring developments in the United States, the European Union and other jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent the tankers of our affiliate from calling on ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

Furthermore, we may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Our Chairman and Chief Executive Officer holds approximately 24% of our common stock and will be able to exert considerable influence over our actions; her failure to own a significant amount of our common stock or to be our Chief Executive Officer would constitute a default under our secured credit facilities.

Ms. Angeliki Frangou owns approximately 24% of the outstanding shares of our common stock, and has filed a Schedule 13D indicating that she intends, subject to market conditions, to purchase in total $20.0 million of our common stock (as of September 10, 2013, she had purchased approximately $10.0 million in value of our common stock). As the Chairman, Chief Executive Officer and a significant stockholder, she has the power to exert considerable influence over our actions and the outcome of matters on which our stockholders are entitled to vote including the election of directors and other significant corporate actions. The interests of Ms. Frangou may be different from your interests. Furthermore, if Ms. Frangou ceases to hold a minimum of 20% of our common stock, does not remain actively involved in the business, or ceases to be our Chief Executive Officer, then we will be in default under our secured credit facilities.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman, Chief Executive Officer and principal stockholder. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

Certain of our directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those conducted by us which may compete directly with us, causing such persons to have conflicts of interest.

Some of our directors, officers and principal stockholders have affiliations with entities that have similar business activities to those conducted by us. Certain of our directors are also directors of other shipping companies and they may enter similar businesses in the future. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with us. Although we do not prevent our directors, officers and principal stockholders from having such affiliations, we use our best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. Our officers and employee directors devote their full time and attention to our ongoing operations, and our non-employee directors devote such time as is necessary and required to satisfy their duties as directors of a public company.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions are predominantly U.S. dollar-denominated at the present. Additionally, our South American subsidiaries transact a nominal amount of their operations in Uruguayan pesos,

Paraguayan Guaranies, Argentinean pesos and Brazilian Reales, whereas our wholly-owned vessel subsidiaries and the vessel management subsidiary transact a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. During the six months ended June 30, 2013 and in 2012, approximately 31.1% and 29.4%, respectively, of our expenses were incurred in currencies other than U.S. dollars. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, thereby decreasing our income. For example, as of December 31, 2012, the value of the U.S. dollar as compared to the Euro decreased by approximately 2.0% compared with the respective value as of December 31, 2011. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of non-hedged losses incurred as a result of exchange rate fluctuations.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act (“BCA”). The provisions of the BCA are intended to resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. The BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions. Accordingly, you may have more difficulty protecting your interests in the face of actions by management, directors or controlling stockholders than you would in the case of a corporation incorporated in the State of Delaware or other U.S. jurisdictions.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect registered public accounting firms in Greece, including our independent registered public accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies, including our independent registered public accounting firm, are required by the laws of the United States to undergo periodic Public Company Accounting Oversight Board (“PCAOB”) inspections to assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. The laws of certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries. Accordingly, the PCAOB is currently prevented from fully evaluating the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures. Unlike shareholders or potential shareholders of most U.S. public companies, our shareholders would be deprived of the possible benefits of such PCAOB inspections.

We, and certain of our officers and directors, may be difficult to serve with process as we are incorporated in the Republic of the Marshall Islands and such persons may reside outside of the United States.

We are a corporation organized under the laws of the Republic of the Marshall Islands. Several of our directors and officers are residents of Greece or other non-U.S. jurisdictions. Substantial portions of the assets of these persons are located in Greece or other non-U.S. jurisdictions. Thus, it may not be possible for investors to affect service of process upon us, or our non-U.S. directors or officers, or to enforce any judgment obtained against these persons in U.S. courts. Also, it may not be possible to enforce U.S. securities laws or judgments obtained in U.S. courts against these persons in a non-U.S. jurisdiction.

Being a foreign private issuer exempts us from certain SEC requirements.

We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Relating to Our Debt

We have substantial debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments under the notes.

As of June 30, 2013, we had $1,418.7 million in aggregate principal amount of debt outstanding of which $640.0 million was unsecured. We may increase the amount of our indebtedness in the future, which would further exacerbate the risks listed below.

As a result of the on-going restructuring of Cyprus Popular Bank Public Co. Ltd., the availability of our $40.0 million revolving credit facility was terminated following the agreement of the country of Cyprus in March 2013 to restructure and recapitalize its banks in connection with its rescue package from the European Commission, European Central Bank and International Monetary Fund.

Our substantial debt could have important consequences to holders of our common stock. Because of our substantial debt:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to our debt may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	we will be exposed to the risk of increased interest rates because our borrowings under our senior secured credit facilities will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and, as a result, we may not be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital expenditures that are necessary or important to our growth strategy and efforts to improve operating margins or our business.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future as the terms of the indenture governing our 8.125% Senior Notes due 2019 (the “2019 Notes”) and the indenture governing our 8.875% first priority ship mortgage notes due 2017 (the “Ship Mortgage Notes”) do not fully prohibit us or our subsidiaries from doing so. The terms of the indentures governing 9 1/4% Senior Notes due 2019 (“the “Logistics Senior Notes”) of Navios Logistics and the agreements governing the terms of the other indebtedness of Navios Logistics also permit Navios Logistics to incur substantial additional indebtedness in accordance with the terms of such agreements. If new debt is added to our current debt levels, the related risks that we now face would increase and we may not be able to meet all of our debt obligations.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

Our secured credit facilities and our indentures impose certain operating and financial restrictions on us. These restrictions limit our ability to:

•	incur or guarantee additional indebtedness;

•	create liens on our assets;

•	make new investments;

•	engage in mergers and acquisitions;

•	pay dividends or redeem capital stock;

•	make capital expenditures;

•	engage in certain FFA trading activities;

•	change the flag, class or commercial and technical management of our vessels;

•	enter into long-term charter arrangements without the consent of the lender; and

•	sell any of our vessels.

The agreements governing the terms of Navios Logistics’ indebtedness impose similar restrictions upon Navios Logistics.

Therefore, we and Navios Logistics will need to seek permission from our respective lenders in order to engage in some corporate and commercial actions that believe would be in the best interest of our respective business, and a denial of permission may make it difficult for us or Navios Logistics to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. The interests of our and Navios Logistics’ lenders may be different from our respective interests or those of our holders of common stock, and we cannot guarantee that we or Navios Logistics will be able to obtain the permission of lenders when needed. This may prevent us or Navios Logistics from taking actions that are in best interests of us, Navios Logistics or our stockholders. Any future debt agreements may include similar or more restrictive restrictions.

Our ability to generate the significant amount of cash needed to pay interest and principal and otherwise service our debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depend on multiple factors, many of which may be beyond our control.

The ability of us and Navios Logistics to make scheduled payments on or to refinance our respective debt obligations will depend on our respective financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond the control of us and Navios Logistics.

The principal and interest on such debt will be paid in cash. The payments under our and Navios Logistics’ debt will limit funds otherwise available for our respective working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, the current liabilities us or Navios Logistics may exceed our respective current assets. We or Navios Logistics may need to take on additional debt as we expand our respective fleets or other operations, which could increase our respective ratio of debt to equity. The need to service our respective debt may limit funds available for other purposes, and our or Navios Logistics’ inability to service debt in the future could lead to acceleration of such debt, the foreclosure on assets such as owned vessels or otherwise negatively affect us.

We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indentures governing our outstanding notes and our secured credit facilities.

The indenture governing the 2019 Notes, the indenture governing the Ship Mortgage Notes, the indentures governing the Logistics Senior Notes and our and Navios Logistics’ secured credit facilities contain certain change of control provisions. If we or Navios Logistics experience specified changes of control under our respective notes, we or Navios Logistics, as the case may be, will be required to make an offer to repurchase all of our respective outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of specified events that would constitute a change of control will constitute a default under our and Navios Logistics’ secured credit facilities. In the event of a change of control under these debt agreements, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under these debt agreements, including but not limited to, repaying all indebtedness outstanding under the applicable secured credit facilities or repurchasing the applicable notes.

If the recent volatility in the London InterBank Offered Rate, or LIBOR continues, it could affect our profitability, earnings and cash flow.

LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness, including certain indebtedness of Navios Logistics, fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Such provisions could significantly increase our lending costs, which would have an adverse effect on our profitability, earnings and cash flow.

The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our credit facilities and result in the foreclosure of our mortgaged vessels.

Factors that influence vessel values include:

•	number of newbuilding deliveries;

•	number of vessels scrapped or otherwise removed from the total fleet;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global drybulk commodity supply;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel acquisitions;

•	cost of newbuilding vessels;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	general economic and market conditions affecting the shipping industry.

If the market values of our owned vessels decrease, we may breach covenants contained in our secured credit facilities. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on the collateral, including our vessels. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and, therefore, service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss. Navios Logistics may be subject to similar ramifications under its credit facilities if the market values of its owned vessels decrease.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

We may require additional financing to acquire vessels or business or to exercise vessel purchase options, and such financing may not be available.

In the future, we may be required to make substantial cash outlays to exercise options or to acquire vessels or business and will need additional financing to cover all or a portion of the purchase prices. We intend to cover the cost of such items with new debt collateralized by the vessels to be acquired, if applicable, but there can be no assurance that we will generate sufficient cash or that debt financing will be available. Moreover, the covenants in our senior secured credit facility, the indentures or other debt, may make it more difficult to obtain such financing by imposing restrictions on what we can offer as collateral.

We have substantial equity investments in three public companies, two of which are not consolidated in our financial results, and our investment in such companies is subject to the risks related to their respective businesses.

As of June 30, 2013, we had a 63.8% ownership interest in Navios Logistics, and, as a result, Navios Logistics is a consolidated subsidiary. As such, the income and losses relating to Navios Logistics and the indebtedness and other liabilities of Navios Logistics are shown in our consolidated financial statements.

We also have substantial equity investments in two companies that are accounted for under the equity method —Navios Acquisition and Navios Partners. As of June 30, 2013, we held 48.2% of the voting stock and 51.6% of the economic interest of Navios Acquisition and 23.4% of the equity interest in Navios Partners (including a 2% interest in the general partner of Navios Partners). As of such date, our investments in these two affiliated companies amounted to $302.5 million.

In addition to the value of our investment, we receive dividend payments relating to our investments. As a result of our investment, in the six month period ended June 30, 2013, we received $5.2 million and $14.7 million in dividends from Navios Acquisition and Navios Partners, respectively. Furthermore, we receive management and general and administrative fees from Navios Acquisition and Navios Partners, which amounted to $31.3 million and $19.2 million, respectively, in the six month period ended June 30, 2013.

Our ownership interest in Navios Logistics, Navios Acquisition and Navios Partners, the reflection of such companies (or the investment relating thereto) on our balance sheets and any income generated from or related to such companies are subject to a variety of risks, including risks relating to the respective business of Navios Logistics, Navios Acquisition and Navios Partners as disclosed in their respective public filings with the SEC. The occurrence of any such risks may negatively affect our financial condition.

We evaluate our investments in Navios Acquisition and Navios Partners for other-than-temporary impairment (“OTTI”) on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects of Navios Partners and Navios Acquisition, and (3) our intent and our ability to retain our investment in Navios Partners and Navios Acquisition for a period of time sufficient to allow for any anticipated recovery in fair value. During the six month period ended June 30, 2013, we did not recognize any impairment loss in earnings.

If the fair value of these investments declines below their carrying value and our OTTI analysis indicates such write down to be necessary, the potential future impairment charges may have a material adverse impact on our results of operations in the period recognized.

Risks Relating to Navios Logistics

Navios Logistics’ dry port business has seasonal components linked to the grain harvests in the region. At times throughout the year, the capacity of its dry port, including the loading and unloading operations, as well as the space in silos is exceeded, which could materially adversely affect its operations and revenues.

A significant portion of Navios Logistics’ dry port business is derived from handling and storage of soybeans and other agricultural products produced in the Hidrovia, mainly during the season between April and September. This seasonal effect could, in turn, increase the inflow and outflow of barges and vessels in its dry port and cause the space in its silos to be exceeded, which in turn would affect its timely operations or its ability to satisfy the increased demand. Inability to provide services in a timely manner may have a negative impact on its clients’ satisfaction and result in loss of existing contracts or inability to obtain new contracts.

Navios Logistics depends on a few significant customers for a large part of its revenues and the loss of one or more of these customers could materially and adversely affect its revenues.

In each of Navios Logistics’ businesses, a significant part of its revenues is derived from a small number of customers. For the six month period ended June 30, 2013, two customers, Vale and Petropar, accounted for 15.9% and 10.4% of its revenues, respectively. For the year ended December 31, 2012, Navios Logistics’ three largest customers, Vale, Repsol S.A. (“YPF”) and Axion Energy (formerly known as Esso), accounted for 18.5%, 11.5% and 11.5% of its revenues, respectively and Navios Logistics’ five largest customers accounted for approximately 56.4% of revenues. For the year ended December 31, 2011, Navios Logistics’ three largest customers, Petrobras, Petropar and Axion Energy, accounted for 18.1%, 10.2% and 10% of its revenues, respectively, and Navios Logistics’ five largest customers accounted for approximately 55.1% of its revenues. During the year ended December 31, 2010, one customer, Petrobras, accounted for 17.5% of Navios Logistics’ revenues, and its five largest customers accounted for approximately 50% of its revenues. In addition, some of Navios Logistics’ customers, including many of its most significant customers, operate their own vessels and/or barges. These customers may decide to cease or reduce the use of its services for various reasons, including employment of their own vessels. The loss of any of its significant customers could materially adversely affect its results of operations.

If one or more of Navios Logistics’ customers does not perform under one or more contracts with it and Navios Logistics is not able to find a replacement contract, or if a customer exercises certain rights to terminate the contract, Navios Logistics could suffer a loss of revenues that could materially adversely affect its business, financial condition and results of operations.

Navios Logistics could lose a customer or the benefits of a contract if, among other things:

•	the customer fails to make payments because of its financial inability, disagreements with Navios Logistics or otherwise;

•	the customer terminates the contract because Navios Logistics fails to meet their contracted storage needs;

•	the customer terminates the contract because Navios Logistics fails to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged off-hire, or a default occurs under the contract; or

•	the customer terminates the contract because the vessel has been subject to seizure for more than a specified number of days.

Navios Logistics’ business can be affected by adverse weather conditions, effects of climate change and other factors beyond its control, that can affect production of the goods it transports and stores as well as the navigability of the river system on which it operates.

A significant portion of Navios Logistics’ business is derived from the transportation, handling and storage of soybeans and other agricultural products produced in the Hidrovia region. Any drought or other adverse weather conditions, such as floods, could result in a decline in production of these products, which would likely result in a reduction in demand for its services. This would, in turn, negatively impact its results of operations and financial condition. Furthermore, Navios Logistics’ fleet operates in the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as changes in the depth of the water or the width of the navigable channel, could, in the short-term, reduce or limit its ability to effectively transport cargo on the rivers. For example, Navios Logistics was adversely affected by the decline in soybean production associated with the drought experienced mainly in the first quarter of 2009 throughout the main soybean growing areas of the Hidrovia. Low water levels, which began during the fourth quarter of 2008 and extended into 2009, also affected the volume carried. The possible effects of climate change, such as floods, droughts or increased storm activity, could similarly affect the demand for its services or its operations.

A prolonged drought, the possible effects of climate change, or other turn of events that is perceived by the market to have an impact on the region, the navigability of the Parana or Paraguay Rivers or Navios Logistics’ business in general may, in the short-term, result in a reduction in the market value of its ports, barges and pushboats that operate in the region. These barges and pushboats are designed to operate in wide and relatively calm rivers, of which there are only a few in the world. If it becomes difficult or impossible to operate profitably Navios Logistics’ barges and pushboats in the Hidrovia and Navios Logistics is forced to sell them to a third party located outside of the region, there is a limited market in which it would be able to sell these vessels, and accordingly it may be forced to sell them at a substantial loss.

Navios Logistics may be unable to obtain financing for its growth or to fund its future capital expenditures, which could materially adversely affect its results of operations and financial condition.

Navios Logistics’ capital expenditures during 2010, 2011 and 2012 were $58.1 million, $72.2 million and $28.5 million, respectively, used to acquire among others one product tanker, three pushboats, 66 barges and to expand its port terminal operations through the construction of one drying and conditioning facility, new tanks and a silo. In order to follow its current strategy for growth, Navios Logistics will need to fund future asset or business acquisitions, increase working capital levels and increase capital expenditures. For example, Navios Logistics is currently constructing a new conveyor belt in its dry port terminal in Uruguay which is expected to be completed in the third quarter of 2013. On June 26, 2013, Navios Logistics entered into an agreement for the acquisition of three pushboats for a total consideration of $20.3 million. On August 5, 2013, Navios Logistics entered into an agreement for the construction of 36 dry barges for a total consideration of $19.1 million, which are expected to be delivered in the first quarter of 2014. This contract also includes an option exercisable by Navios Logistics for the construction of an additional 36 dry barges under the same terms and conditions.

In the future, Navios Logistics will also need to make capital expenditures required to maintain its current ports, fleet and infrastructure. Cash generated from its earnings may not be sufficient to fund all of these activities. In addition, the terms of any joint venture arrangements Navios Logistics may enter into in the future may limit the ability of the joint venture to distribute cash to it, and other joint venture partners may need to consent to the actions taken by the joint venture. Accordingly, Navios Logistics may need to raise capital through borrowings or the sale of debt or equity securities. Navios Logistics’ ability to obtain bank financing or to access the capital markets for future offerings may be limited by its financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. If Navios Logistics fails to obtain the funds necessary for capital expenditures required to maintain its ports, fleet and/or infrastructure, Navios Logistics may be forced to take vessels out of service or curtail operations, which could materially harm its revenues and profitability. If Navios Logistics fails to obtain the funds that might be necessary to acquire new vessels, or increase its working capital or capital expenditures, it might not be able to grow its business and its earnings could suffer. Furthermore, despite covenants under the indentures governing the Logistics Senior Notes and the agreements governing its other indebtedness, Navios Logistics will be permitted to incur additional indebtedness which would limit cash available for working capital and to service its indebtedness.

The failure of Petrobras to successfully implement its business plan for 2011 to 2015 could adversely affect Navios Logistics’ business.

During 2011, Petrobras announced its business plan for 2011 to 2015, which includes a projected capital expenditure budget of $224.7 billion between 2011 and 2015 and provides for an increase in drilling rigs, and in connection therewith forecasts a growth in the demand for supply and specialty vessels from 287 in December 2010 to 479 by 2015. In addition, Petrobras has entered into an assignment agreement with the Brazilian federal government (the “Assignment Agreement”) to conduct operations in specified pre-salt areas (areas of rock accumulations which are found under the salt layer of the Brazilian coastline and have the potential for the generation of oil), which will require additional capital expenditures by Petrobras to explore and develop the areas covered by the Assignment Agreement. The Assignment Agreement as well as other agreements and

Brazilian regulations require that Petrobras acquire a minimum level of goods and services from Brazilian providers. In addition, Brazilian law provides a preference for the utilization of Brazilian-flagged vessels in its cabotage trade. Petrobras group was Navios Logistics’ largest customer for 2010 and for 2011 and one of its ten largest customers in 2012. In May 2011, Navios Logistics also signed 15-year charter contracts with Petrobras for six Panamax vessels, which are subject to its option to cancel the contracts if Navios Logistics is unable to secure acceptable financing for the construction of the vessels. Any failure of Navios Logistics to capitalize on its relationship with Petrobras could have a material adverse effect on its results of operations.

Spare parts or other key equipment needed for the operation of Navios Logistics’ ports and fleet may not be available off-the-shelf and, as a result, it may face substantial delays, which could result in loss of revenues while waiting for those spare parts to be produced and delivered to Navios Logistics.

Navios Logistics’ ports and fleet may need spare parts in order to replace old or damaged parts in the normal course of operations. Given the increased activity in the maritime industry and the industry that supplies it, the manufacturers of key equipment for Navios Logistics’ vessels and its ports (such as engine makers, propulsion systems makers, control system makers and others) may not have the spare parts immediately available and may have to produce them when required. Navios Logistics vessels and ports may be unable to operate while waiting for such spare parts to be produced, delivered, installed and tested, resulting in a substantial loss of revenues for Navios Logistics.

Navios Logistics owns and operates an up-river port terminal in San Antonio, Paraguay that it believes is well-positioned to become a hub for industrial development based upon the depth of the river in the area and the convergence between land and river transportation. If the port does not become a hub for industrial development, its future prospects could be materially and adversely affected.

Navios Logistics owns and operates an up-river port terminal with tank storage for refined petroleum products, oil and gas in San Antonio, Paraguay. Navios Logistics believes that the port’s location south of the city of Asuncion, the depth of the river in the area and the convergence between land and river transportation make this port well-positioned to become a hub for industrial development. However, if the location is not deemed to be advantageous, or the use of the river or its convergence with the land is not fully utilized for transportation, then the port would not become a hub for industrial development, and its future prospects could be materially and adversely affected.

The risks and costs associated with ports and vessels increase as the port equipment and vessels age.

The costs to operate and maintain a port or a vessel increase with the age of the port equipment or vessel. Governmental regulations, safety or other equipment standards related to the age of the port equipment or vessels may require expenditures for alterations or the addition of new equipment to Navios Logistics’ port equipment or vessels and may restrict the type of activities in which these ports or vessels may engage. Given the increased activity in the maritime industry and the industry that supplies it, the manufacturers of key equipment for its vessels (such as engine makers, propulsion systems makers, control systems makers and others) may not have the needed spare parts available immediately (or off-the-shelf) and may have to produce them when required. If this was the case, Navios Logistics’ ports or vessels may be unable to operate while waiting for such spare parts to be produced, delivered, installed and tested, resulting in substantial loss of revenues for Navios Logistics. The average age of Navios Logistics’ six product tanker vessels is two years. In some cases, charterers prefer newer vessels that are more fuel efficient than older vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers as well. Navios Logistics cannot assure you that, as its operational port equipment and vessels age, market conditions will justify those expenditures or enable Navios Logistics to operate its ports and vessels profitably during the remainder of their useful lives. If Navios Logistics sells such assets, it may have to sell them at a loss, and if clients no longer use its ports or charter-out its vessels due to their age, its results of operations could be materially adversely affected.

As Navios Logistics expands its business, it may have difficulty managing its growth, including the need to improve its operations and financial systems, staff and crew or to receive required approvals to implement its expansion projects. If Navios Logistics cannot improve these systems, recruit suitable employees or obtain required approvals, it may not be able to effectively control its operations.

Navios Logistics intends to grow its port terminal, barge and cabotage businesses, either through land acquisition and expansion of its port facilities, through purchases of additional vessels, through chartered-in vessels or acquisitions of other logistics and related or complementary businesses. The expansion and acquisition of new land or addition of vessels to its fleet will impose significant additional responsibilities on its management and staff, and may require Navios Logistics to increase the number of its personnel. Navios Logistics will also have to increase its customer base to provide continued activity for the new businesses.

In addition, approval of governmental, regulatory and other authorities may be needed to implement any acquisitions or expansions. For example, Navios Logistics has purchased land near the Nueva Palmira Free Zone area in Uruguay with the intention of expanding its port facilities and add a new port terminal for minerals and liquid cargo. In order to complete this project, however, Navios Logistics must receive required authorization from several authorities. If these authorities deny Navios Logistics request for authorization, it will not be able to proceed with this project.

Growing any business by acquisition presents numerous risks. Acquisitions expose Navios Logistics to the risk of successor liability relating to actions involving an acquired company, its management or contingent liabilities incurred before the acquisition. The due diligence Navios Logistics conducts in connection with an acquisition, and any contractual guarantees or indemnities that it receives from the sellers of acquired companies or assets may not be sufficient to protect it from, or compensate it for, actual liabilities. Any material liability associated with an acquisition could adversely affect its reputation and results of operations and reduce the benefits of the acquisition. Other risks presented include difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired assets or operations into existing infrastructures.

Management is unable to predict whether or when any prospective acquisition will occur, or the likelihood of a certain transaction being completed on favorable terms and conditions. Navios Logistics’ ability to expand its business through acquisitions depends on many factors, including its ability to identify acquisitions or access capital markets at an acceptable cost and negotiate favorable transaction terms. Navios Logistics cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection therewith or that its acquisitions will perform as expected, which could materially adversely affect its results of operations and financial condition. Furthermore, because the volume of cargo Navios Logistics ships is at or near the capacity of its existing barges during the typical peak harvest season, its ability to increase volumes shipped is limited by its ability to acquire or charter-in additional barges.

With respect to Navios Logistics’ existing infrastructure, its initial operating and financial systems may not be adequate as Navios Logistics implements its plan to expand, and its attempts to improve these systems may be ineffective. If Navios Logistics is unable to operate its financial and operations systems effectively or to recruit suitable employees as it expands its operations, it may be unable to effectively control and manage the substantially larger operation. Although it is impossible to predict what errors might occur as the result of inadequate controls, it is generally harder to manage a larger operation than a smaller one and, accordingly, more likely that errors will occur as operations grow. Additional management infrastructure and systems will be required in connection with such growth to attempt to avoid such errors.

Rising crew costs, fuel prices and other cost increases may adversely affect Navios Logistics’ profits.

At December 31, 2012, Navios Logistics employed 367 land-based employees and approximately 640 seafarers as crew on its vessels. Crew costs are a significant expense for Navios Logistics. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which Navios Logistics generally bears under its time and spot contracts. Additionally, labor union activity in the Hidrovia may create pressure for Navios Logistics to pay higher crew salaries and wages. In addition, fuel is one of the largest operating expenses in its barge and cabotage businesses, where the revenue is contracted mainly by ton per cargo shipped. The prices for and availability of fuel may be subject to rapid change or curtailment, respectively, due to, among other things, new laws or regulations, interruptions in production by suppliers, imposition of restrictions on energy supply by government, worldwide price levels and market conditions. Currently, most of Navios Logistics’ contracts provide for the adjustment of freight rates based on changes in the fuel prices and crew costs. Navios Logistics may be unable to include similar provisions in these contracts when they are renewed or in future contracts with new customers. To the extent its contracts do not pass-through changes in fuel prices to its clients, Navios Logistics will be forced to bear the cost of fuel price increases. Navios Logistics may hedge in the futures market all or part of its exposure to fuel price variations. Navios Logistics cannot assure you that it will be successful in hedging its exposure. In the event of a default by its contractual counterparties or other circumstance affecting their performance under a contract, Navios Logistics may be subject to exposure under, and may incur losses in connection with, its hedging instruments, if any. In certain jurisdictions, the price of fuel is affected by high local taxes and may become more expensive than prevailing international prices. Navios Logistics may not be able to pass onto its customers the additional cost of such taxes and may suffer losses as a consequence of such inability. Such increases in crew and fuel costs may materially adversely affect Navios Logistics’ results of operations.

Navios Logistics’ industry is highly competitive, and it may not be able to compete successfully for services with new companies with greater resources.

Navios Logistics provides services through its ports and employs its fleet in highly competitive markets. The river and sea coastal logistics market is international in scope and Navios Logistics competes with many different companies, including other port or vessel owners and major oil companies.

With respect to loading, storage and ancillary services, the market is divided between transits and exports, depending on the cargo origin. In the case of transits, there are other companies operating in the river system that are able to offer services similar to Navios Logistics. With respect to exports, its competitors are Montevideo Port in Montevideo and Ontur and TGU in Nueva Palmira. The main competitor of its liquid port terminal in Paraguay is Petropar, a Paraguayan state-owned entity. Other competitors include Copetrol and Petrobras, which are also customers of Navios Logistics’ port.

Navios Logistics faces competition in its barge and cabotage businesses with transportation of oil and refined petroleum products from other independent ship owners and from vessel operators. The charter markets in which its vessels compete are highly competitive. Key competitors include Ultrapetrol Bahamas Ltd. and Fluviomar. In addition, some of its customers, including ADM, Cargill, Louis Dreyfus and Vale, have some of their own dedicated barge capacity, which they can use to transport cargo in lieu of hiring a third party. Navios Logistics also competes indirectly with other forms of land-based transportation such as truck and rail. These companies and other smaller entities are regular competitors of Navios Logistics in its primary tanker trading areas. Competition is primarily based on prevailing market contract rates, vessel location and vessel manager know-how, reputation and credibility.

Navios Logistics’ competitors may be able to offer their customers lower prices, higher quality service and greater name recognition than it does. Accordingly, it may be unable to retain its current customers or to attract new customers.

If Navios Logistics fails to fulfill the oil majors’ vetting processes, it could materially adversely affect the employment of its tanker vessels in the spot and period markets, and consequently its results of operations.

While numerous factors are considered and evaluated prior to a commercial decision, the oil majors, through their association, Oil Companies International Marine Forum (“OCIMF”), have developed and are implementing two basic tools: (a) the Ship Inspection Report Program (“SIRE”) and (b) the Tanker Management

and Self-Assessment (“TMSA”) program. The former is a ship inspection based upon a thorough Vessel Inspection Questionnaire and performed by OCIMF-accredited inspectors, resulting in a report being logged on SIRE. The report is an important element of the ship evaluation undertaken by any oil major when a commercial need exists.

Based upon commercial needs, there are three levels of assessment used by the oil majors: (a) terminal use, which will clear a vessel to call at one of the oil major’s terminals, (b) voyage charter, which will clear the vessel for a single voyage and (c) term charter, which will clear the vessel for use for an extended period of time. While for terminal use and voyage charter relationships, a ship inspection and the operator’s TMSA will be sufficient for the evaluation to be undertaken, a term charter relationship also requires a thorough office audit. An operator’s request for such an audit is by no means a guarantee one will be performed; it will take a long record of proven excellent safety and environmental protection on the operator’s part as well as high commercial interest on the part of the oil major to have an office audit performed. If Navios Logistics fails to clear the vetting processes of the oil majors, it could have a material adverse effect on the employment of its vessels, and, consequently, on its results of operations.

Navios Logistics may employ its fleet on the spot market and thus expose itself to risk of losses based on short-term decreases in shipping rates.

Navios Logistics periodically employs some of its fleet on a spot basis. As of December 31, 2012, 66% of its cabotage fleet and 61% of its barge fleet on a dwt tons basis was employed under time charter or COA contracts. The remaining percentage of its barge and cabotage fleet was employed in the spot market. The spot charter market can be competitive and freight rates within this market may be volatile with the timing and amount of fluctuations in spot rates being difficult to determine. Longer-term contracts provide income at pre-determined rates over more extended periods of time. The cycles in its target markets have not yet been clearly determined but Navios Logistics expects them to exhibit significant volatility as the South American markets mature. Navios Logistics cannot assure you that it will be successful in keeping its fleet fully employed in these short-term markets, or that future spot rates will be sufficient to enable such fleet to be operated profitably. A significant decrease in spot market rates or its inability to fully employ its fleet by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and could materially adversely affect its results of operations, and operating cash flow.

Navios Logistics does not carry any strike insurance. As a result, if Navios Logistics were to become subject to a labor strike, it may incur uninsured losses, which could have a material adverse effect on its results of operations.

Navios Logistics does not currently maintain any strike insurance. As a result, if the crew of its vessels were to initiate a labor strike, Navios Logistics could incur uninsured liabilities and losses as a result. There can be no guarantee that Navios Logistics will be able to obtain additional insurance coverage in the future, and even if Navios Logistics is able to obtain additional coverage, it may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, it could have a material adverse effect on its results of operations.

Certain of Navios Logistics’ directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those conducted by Navios Logistics which may compete directly with it, causing such persons to have conflicts of interest.

Some of Navios Logistics’ directors, officers and principal stockholders have affiliations with entities that have similar business activities to those conducted by Navios Logistics. Navios Logistics’ controlling stockholder, Navios Holdings, is a global, vertically integrated seaborne shipping and logistics company which operates numerous businesses focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. In addition, certain of Navios Logistics’ directors are also directors of shipping companies and they may enter similar businesses in the future. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with Navios Logistics. Although Navios Logistics does not prevent its directors, officers and principal stockholders from having such affiliations, Navios Logistics uses its best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. Navios Logistics’ officers and employee directors devote their full time and attention to its ongoing operations, and its non-employee directors devote such time as is necessary and required to satisfy their duties as directors of a company.

Navios Logistics’ success depends upon its management team and other employees, and if it is unable to attract and retain key management personnel and other employees, its results of operations may be negatively impacted.

Navios Logistics’ success depends to a significant extent upon the abilities and efforts of its management team and its ability to retain them. In particular, many members of its senior management team, including its Chairman, its Chief Executive Officer, its Chief Financial Officer, its Chief Operating Officers and its Chief Commercial Officer, have extensive experience in the logistics and shipping industries. If Navios Logistics was to lose its services for any reason, it is not clear whether any available replacements would be able to manage its operations as effectively. The loss of any of the members of its management team could impair Navios Logistics’ ability to identify and secure vessel contracts, to maintain good customer relations and to otherwise manage its business, which could have a material adverse effect on its financial performance and its ability to compete. Navios Logistics does not maintain key man insurance on any of its officers. Further, the efficient and safe operation of its fleet and ports requires skilled and experienced crew members and employees. Difficulty in hiring and retaining such crew members and employees could adversely affect its results of operations.

One of Navios Logistics’ subsidiaries, Hidronave South American Logistics S.A. (“Hidronave S.A.”), is a joint venture and Navios Logistics is party to a joint venture agreement that contains a non-compete provision which could affect its ability to engage in certain business opportunities or expand its operations.

Navios Logistics is party to a joint venture agreement that contains a non-compete provision. This provision restricts Navios Logistics, along with its joint venture partners, from engaging in certain businesses in specified locations which could be in competition with any part of the business of the joint venture. As a result of this non-compete provision, Navios Logistics could be prevented from engaging in certain business opportunities that it would otherwise undertake.

There can be no assurance that the non-compete provision in its joint venture agreement will be adequate to deter its joint venture partners from competing with its joint venture or other businesses. In addition, litigation to enforce its rights under a non-compete provision could result in substantial cost and divert its management’s time and effort.

Risks Relating to Argentina

Argentine government actions concerning the economy, including decisions with respect to inflation, interest rates, price controls, foreign exchange controls, wages and taxes, restrictions on production, imports and exports, have had and could continue to have a material adverse effect on Navios Logistics. Navios Logistics cannot provide any assurance that future economic, social and political developments in Argentina, over which it has no control, will not impair its business, financial condition or results of operations, the guarantors or the market price of the senior notes.

The continuing rise in inflation may have material adverse effects on the Argentine economy.

After several years of price stability under the convertibility regime, which established a fixed exchange rate of one U.S. dollar per one Argentine peso, the formal devaluation of the Argentine peso in January 2002 created pressures on the domestic prices system that generated high inflation in 2002, before substantially stabilizing in

2003. In 2004, the inflation rate (as measured by changes in the consumer price index, or CPI) reached 6.1% and in 2005 reached 12.3% according to data published by the Instituto Nacional de Estadisticas y Censos, or INDEC. The rate of inflation, according to data published by INDEC, decreased to 9.8% in 2006, in part due to several actions implemented by the Argentine government to control inflation and monitor prices for most relevant goods and services, which included price support arrangements agreed to by the Argentine government and private sector companies in several industries and markets. In 2008, 2009, 2010, 2011 and 2012, the inflation rate year-on-year, according to INDEC data, was 7.2%, 7.7%, 10.9%, 9.5% and 10.8%, respectively.

A return to a high inflation economy could undermine Argentina’s cost competitiveness abroad if not offset by an Argentine peso devaluation, while also negatively affecting the economy’s activity and employment levels. Uncertainty about future inflation may contribute to slow the economic activity level by reducing the economy’s growth. Argentine inflation rate volatility makes it impossible to estimate with reasonable certainty the extent to which activity levels and results of operations of Navios Logistics’ Argentine subsidiaries could be affected by inflation in the future.

The Argentine Central Bank has imposed restrictions on the transfer of funds outside of Argentina and other exchange controls in the past and may do so in the future, which could prevent Navios Logistics Argentine subsidiaries from transferring funds for the payment of the senior notes or the related guarantees.

In 2001 and during the first half of 2002, Argentina experienced a massive withdrawal of deposits from the Argentine financial system in a short period of time, as depositors lost confidence in the Argentine government’s ability to repay its foreign debt, its domestic debt and to maintain the convertibility regime. This precipitated a liquidity crisis within the Argentine financial system, which prompted the Argentine government to impose exchange controls and restrictions on the ability of depositors to withdraw their deposits.

Furthermore, in 2001 and 2002 and until February 7, 2003, the Argentine Central Bank restricted Argentine individuals and corporations from transferring U.S. dollars abroad without its prior approval. In 2003 and 2004, the government reduced some of these restrictions, including those requiring the Argentine Central Bank’s prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations. Nevertheless, significant government controls and restrictions remain in place. Increasingly during 2008 and into 2009, the Argentine government has been imposing new restrictions on foreign exchange outflows, including through certain transactions on securities traded locally. Additionally, the Argentine federal tax authority has recently imposed new restrictions and limitations on the purchase of foreign currency. The existing controls and restrictions, and any additional restrictions of this kind that may be imposed in the future, could impair Navios Logistics’ ability to transfer funds generated by its Argentine operations in U.S. dollars outside Argentina to Navios Logistics for the payment of Navios Logistics’ indebtedness. In addition, the above restrictions and requirements, and any other restrictions or requirements that may be imposed in the future, expose Navios Logistics to the risk of losses arising from fluctuations in the exchange rate of the Argentine peso.

The Argentine government has made certain changes to its tax rules that affect Navios Logistics’ operations in Argentina and could further increase the fiscal burden on its operations in Argentina in the future.

Since 1992, the Argentine government has not permitted the application of an inflation adjustment on the value of fixed assets for tax purposes. Since the substantial devaluation of the Argentine peso in 2002, the amounts that the Argentine tax authorities permit Navios Logistics to deduct as depreciation for its past investments in plant, property and equipment have been substantially reduced, resulting in a higher effective income tax charge. If the Argentine government continues to increase the tax burden on Navios Logistics’ operations in Argentina, its results of operations and financial condition could be materially and adversely affected.

Risks Relating to Uruguayan Free Zone Regulation

Certain of Navios Logistics’ subsidiaries in Uruguay are operating as direct free trade zone users under an agreement with the Free Zone Division of the Uruguayan General Directorate of Commerce allowing them to operate in isolated public and private areas within national borders and to enjoy tax exemptions and other benefits, such as a generic exemption on present and future national taxes including the Corporate Income Tax, Value-Added Tax and Wealth Tax. Other benefits that Navios Logistics’ subsidiaries enjoy are simplified corporate law provisions, the ability to negotiate preferential public utility rates with government agencies and government guarantees of maintenance of such benefits and tax exemptions. Free trade zone users do not need to pay import and export tariffs to introduce goods from abroad to the free trade zone, to transfer or send such goods to other free trade zones in Uruguay or send them abroad. However, Navios Logistics’ subsidiaries may lose all the tax benefits granted to them if they breach or fail to comply with the free trade zone contracts or framework, including exceeding the 25% limit on non-Uruguayan employees or engaging in industrial, commercial or service activities outside of a free trade zone in Uruguay. In this case, Navios Logistics’ subsidiaries may continue with their operations from the free zone, but under a different tax regime.

Other Risks Relating to the Countries in which Navios Logistics’ Operates

Navios Logistics is an international company that is exposed to the risks of doing business in many different, and often less developed and emerging market countries.

Navios Logistics is an international company and conducts all of its operations outside of the United States, and expects to continue doing so for the foreseeable future. These operations are performed in countries that are historically less developed and stable than the United States, such as Argentina, Brazil, Bolivia, Paraguay and Uruguay.

Some of the other risks Navios Logistics is generally exposed to through its operations in emerging markets include among others:

•	political and economic instability, changing economic policies and conditions, and war and civil disturbances;

•	recessions in economies of countries in which Navios Logistics has business operations;

•	frequent government interventions into the country’s economy, including changes to monetary, fiscal and credit policy;

•	the imposition of additional withholding, income or other taxes, or tariffs or other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

•	the modification of its status or the rules and regulations relating to the international tax-free trade zone in which Navios Logistics operates its dry port;

•	the imposition of executive and judicial decisions upon Navios Logistics’ vessels by the different governmental authorities associated with some of these countries;

•	the imposition of or unexpected adverse changes in foreign laws or regulatory requirements;

•	longer payment cycles in foreign countries and difficulties in collecting accounts receivable;

•	difficulties and costs of staffing and managing its foreign operations;

•	compliance with anti-bribery laws; and

•	acts of terrorism.

These risks may result in unforeseen harm to Navios Logistics’ business and financial condition. Also, some of its customers are headquartered in South America, and a general decline in the economies of South America, or the instability of certain South American countries and economies, could materially adversely affect Navios Logistics.

Navios Logistics’ business in emerging markets requires it to respond to rapid changes in market conditions in these countries. Navios Logistics’ overall success in international markets depends, in part, upon its ability to succeed in different legal, regulatory, economic, social and political conditions. Navios Logistics may not continue to succeed in developing and implementing policies and strategies that will be effective in each location where it does business. Furthermore, the occurrence of any of the foregoing factors may have a material adverse effect on its business and results of operations.

With respect to Argentina, the Argentine economy has experienced significant volatility in recent decades. Although general economic conditions in Argentina have recovered significantly during recent years, there is uncertainty as to whether this growth is sustainable. The global economic crisis of 2008 led to a sudden economic decline, accompanied by political and social unrest, inflationary and Argentine Peso depreciation pressures and lack of consumer and investor confidence. Future government policies to pre-empt, or in response to, social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, and changes in laws and policies affecting foreign trade. On May 3, 2012, expropriation law 26,741 was passed by the Argentine Congress, providing for the expropriation of 51% of the share capital of YPF, represented by an identical stake of Class D shares owned, directly or indirectly, by YPF and its controlled or controlling entities, which have been declared of public interest. Such policies could destabilize the country and adversely and materially affect the Argentine economy, and thereby Navios Logistics’ business, results of operations and financial condition.

Argentina has very limited access to foreign financing resulting from a default, several restructurings, and a series of payment suspensions over the past decade. Due to the lack of access to the international capital markets, the Argentine government continues to use the Argentine Central Bank’s foreign-currency reserves for the payment of Argentina’s current debt, the reduction of which may weaken Argentina’s ability to overcome economic deterioration in the future. Without access to international private financing, Argentina may not be able to finance its obligations, and financing from multilateral financial institutions may be limited or not available. This could also inhibit the ability of the Argentine Central Bank to adopt measures to curb inflation and could materially adversely affect Argentina’s economic growth and public finances.

With respect to Brazil, the Brazilian economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Historically, Brazil’s political situation has influenced the performance of the Brazilian economy, and political crises have affected the confidence of investors and the general public. Future developments in policies of the Brazilian government and/or the uncertainty of whether and when such policies and regulations may be implemented, all of which are beyond Navios Logistics’ control, could have a material adverse effect on it. Additionally, the Brazilian government frequently implements changes to the Brazilian tax regime, including changes in prevailing tax rates and the imposition of temporary taxes, which may affect Navios Logistics.

The governments of Argentina, Bolivia, Brazil, Paraguay and Uruguay have entered into a treaty that commits each of them to participate in a regional initiative to integrate the region’s economies. There is no guarantee that such an initiative will be successful or that each of the governments involved in the initiative will follow through on its intentions to participate and if such regional initiative is unsuccessful, it could have a material adverse impact on Navios Logistics’ results of operations.

The governments of Argentina, Bolivia, Brazil, Paraguay and Uruguay have entered into a treaty that commits each of them to participate in a regional initiative to integrate the region’s economies, a central component of which is water transportation in the Hidrovia. Although Navios Logistics believes that this regional initiative of expanding navigation on the Hidrovia river system will result in significant economic benefits, there is no guarantee that such an initiative will ultimately be successful, that each country will follow through on its intention to participate, or that the benefits of this initiative will match its expectations of continuing growth in the Hidrovia or reducing transportation costs. If the regional initiative is unsuccessful, its results of operations could be materially and adversely affected.

Changes in rules and regulations with respect to cabotage or their interpretation in the markets in which Navios Logistics operates could have a material adverse effect on its results of operations.

In the markets in which Navios Logistics currently operates, in cabotage or regional trades, it is subject to restrictive rules and regulations on a region by region basis. Navios Logistics’ operations currently benefit from these rules and regulations or their interpretation. For instance, preferential treatment is extended in Argentine cabotage for Argentine flagged vessels or foreign flagged vessels operated by local established operators with sufficient Argentine tonnage under one to three years’ licenses, including Navios Logistics’ Argentine cabotage vessels. Changes in cabotage rules and regulations or in their interpretation may have an adverse effect on Navios Logistics’ current or future cabotage operations, either by becoming more restrictive (which could result in limitations to the utilization of some of its vessels in those trades) or less restrictive (which could result in increased competition in these markets).

Because Navios Logistics generates the majority of its revenues in U.S. dollars but incurs a significant portion of its expenses in other currencies, exchange rate fluctuations could cause Navios Logistics to suffer exchange rate losses, thereby increasing expenses and reducing income.

Navios Logistics engages in regional commerce with a variety of entities. Although Navios Logistics’ operations expose it to certain levels of foreign currency risk, its revenues are predominantly U.S. dollar-denominated at the present. Additionally, Navios Logistics’ South American subsidiaries transact certain operations in Uruguayan pesos, Paraguayan guarannies, Argentinean pesos and Brazilian reals; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. Currencies in Argentina and Brazil have fluctuated significantly against the U.S. dollar in the past. For the six month period ended June 30, 2013 approximately 45.0% of Navios Logistics’ expenses were incurred in currencies other than U.S. dollars. As of December 31, 2012, 2011 and 2010, approximately 50.4%, 48.5% and 50.4%, respectively, of Navios Logistics’ expenses were incurred in currencies other than the U.S. dollar. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, thereby decreasing Navios Logistics’ income. A greater percentage of its transactions and expenses in the future may be denominated in currencies other than the U.S. dollar. As part of its overall risk management policy, Navios Logistics may attempt to hedge these risks in exchange rate fluctuations from time to time but cannot guarantee it will be successful in these hedging activities. Future fluctuations in the value of local currencies relative to the U.S. dollar in the countries in which Navios Logistics operates may occur, and if such fluctuations were to occur in one or a combination of the countries in which Navios Logistics operates, its results of operations or financial condition could be materially adversely affected.

Tax Risks

We may earn United States source income that is subject to tax, thereby adversely affecting our results of operations and cash flows.

Under the Internal Revenue Code, or the Code, 50.0% of the gross shipping income of a vessel owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income. U.S.-source shipping income generally is subject to a 4.0% U.S. federal income tax without allowance for deduction or, if such U.S.-source shipping income is effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax (the highest statutory rate presently is 35.0%) as well as a branch profits tax (presently imposed at a 30.0% rate on effectively connected earnings), unless that corporation qualifies for exemption from tax under Section 883 of the Code. Based on our current plans, we expect that our income from sources within the United States will be international shipping income that qualifies for exemption from United States federal income taxation under section 883 of the Code, and that we will have no other income that will be taxed in the United States. Our ability to qualify for the exemption at any given time will depend upon circumstances related to the ownership of our common stock at such time and thus are beyond our control. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in this tax exemption not applying to us in the future. Accordingly, we can give no assurance that we would qualify for the exemption under Section 883 with respect to any such income we earn. If we were not entitled to the Section 883 exemption for any taxable year, we generally would be subject to a 4.0% U.S. federal gross income tax with respect to our U.S.-source shipping income or, if such U.S. source shipping income were effectively connected with the conduct of a trade or business in the United States, U.S. federal corporate income tax as well as a branch profits tax for those years. As a result, depending on the trading patterns of our vessels, we could become liable for tax, and our net income and cash flow could be adversely affected.

We may be taxed as a United States corporation.

The purchase by International Shipping Enterprises Inc. (“ISE”), our predecessor, of all of the outstanding shares of common stock of Navios Holdings, and the subsequent downstream merger of ISE with and into Navios Holdings took place on August 25, 2005. Navios Holdings is incorporated under the laws of the Republic of the Marshall Islands. ISE received an opinion from its counsel for the merger transaction that, while there is no direct authority that governs the tax treatment of the transaction, it was more likely than not that Navios Holdings would be taxed by the United States as a foreign corporation. Accordingly, we take the position that we will be taxed as a foreign corporation by the United States. If Navios Holdings is taxed as a U.S. corporation in the future, its taxes will be significantly higher than they are currently.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate our business could result in a high tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

We are an international company that conducts business throughout the world. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, or in the valuation of our deferred tax assets, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our key subsidiaries in certain countries, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings from our operations could increase substantially and our earnings and cash flows from these operations could be materially adversely affected. For example, as of January 1, 2013, foreign flagged vessels that are managed by Greek or foreign ship management companies in Greece are subject to Greek tonnage tax. The payment of tonnage tax exhausts the tax liability of the foreign ship owning company against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

We and our subsidiaries may be subject to taxation in the jurisdictions in which we and our subsidiaries conduct business. Such taxation would result in decreased earnings available to our stockholders.

Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of our common stock arising in an investor’s particular situation under U.S. federal, state, local and foreign law.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We should not be a PFIC with respect to any taxable year. Based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a PFIC. Accordingly, our income from our time chartering activities should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those stockholders make an election available under the Code (which election could itself have adverse consequences for such stockholders), such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of the common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our consolidated earnings to our consolidated fixed charges for the periods indicated.

	Six Months Ended June 30,			Year Ended December 31,
	2013		2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)		(2)	1.19	2.09	1.22	1.69	1.33	1.16

(1)	For purposes of computing our ratio of earnings to fixed charges on a consolidated basis, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting (a) interest capitalized and (b) preference security dividend requirements of consolidated subsidiaries. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) interest within time-charter hire and rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.
(2)	Additional pre-tax income from continuing operations before adjustment for income or loss from equity investees of $24.5 million would be necessary to generate a ratio of earnings to fixed charges of 1.00.

FORWARD-LOOKING STATEMENTS

Navios Maritime Holdings Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” and similar expressions identify forward-looking statements.

Please note in this prospectus, “we”, “us”, “our”, the “Company” and “Navios Holdings” all refer to Navios Maritime Holdings Inc. and its subsidiaries.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records, and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the drybulk shipping industry, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the SEC.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION AND INDEBTEDNESS

June 30, 2013
(amounts in thousands
of US Dollars)
Debt:
Current portion of long-term debt	$14,255
Current portion of capital lease obligations	1,376
Total long-term debt, net of current portion	276,759
Total capital lease obligations, net of current portion	23,074
Senior and ship mortgage notes, net of discount and including premium	1,127,714

Total debt	1,443,178

Stockholders’ equity
Preferred stock, $0.0001 par value, authorized 1,000,000 shares, 8,479 issued and outstanding as of June 30, 2013	—
Common stock, $0.0001 par value, authorized 250,000,000 shares, issued and outstanding 103,330,707 as of June 30, 2013	10
Additional paid-in capital	549,025
Accumulated other comprehensive loss	(1,358)
Retained earnings	620,306

Total Navios Holdings’ stockholders’ equity	1,167,983

Total capitalization	$2,611,161

PRICE RANGE OF OUR SECURITIES

Currently, the principal trading market for our common stock is the New York Stock Exchange under the symbol NM. As of February 22, 2007, when our common stock and warrants (expired in December 2008) commenced trading on the NYSE, our then outstanding units were no longer trading and in order to trade its underlying constituent parts (one share of common stock and two warrants) the unit would be required to be broken up. Prior to February 22, 2007 our common stock, warrants and units all traded on the Nasdaq Global Market.

The following table sets forth, for the periods indicated, the reported high and low quoted closing prices of our common stock and warrants on the NYSE.

On September 10, 2013, the closing price of our common stock was $7.17. The quotations listed below reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

	Common Stock		Warrants
Year Ended	High	Low	High	Low
December 31, 2012	$4.49	$3.08	$—	$—
December 31, 2011	$5.99	$2.88	$—	$—
December 31, 2010	$7.55	$4.38	$—	$—
December 31, 2009	$6.60	$1.68	$—	$—
December 31, 2008	$14.95	$1.10	$9.91	$0.01

For the two most recent full financial years and any subsequent period: the high and low market prices for each financial quarter:

	Common Stock
Quarter Ended	High	Low
June 30, 2013	$5.70	$3.80
March 31, 2013	$4.65	$3.40
December 31, 2012	$4.15	$3.26
September 30, 2012	$4.08	$3.26
June 30, 2012	$4.25	$3.08
March 31, 2012	$4.49	$3.41
December 31, 2011	$4.20	$2.88
September 30, 2011	$5.24	$2.88
June 30, 2011	$5.99	$4.82
March 31, 2011	$5.80	$4.76

For the most recent six months: the high and low market prices for each month:

	Common Stock
Month Ended	High	Low
August 2013	$6.71	$5.52
July 2013	$5.99	$5.26
June 2013	$5.65	$4.70
May 2013	$5.70	$4.40
April 2013	$4.60	$3.80
March 2013	$4.65	$3.69

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

As of September 10, 2013, under our articles of incorporation, as amended, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which 103,374,292 were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 8,479 were issued and outstanding.

Common Stock

As of September 10, 2013, we had 103,374,292 shares outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of stock do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “NM”.

Senior Notes due 2019

On January 28, 2011, the Company and its wholly owned subsidiary, Navios Maritime Finance II (US) Inc. (together with the Company, the “2019 Co-Issuers”) issued $350.0 million in senior notes due on February 15, 2019 at a fixed rate of 8.125% (the “2019 Notes”). The 2019 Notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by all of the Company’s subsidiaries, other than Navios Maritime Finance II (US) Inc., Navios Maritime Finance (US) Inc., Navios South American Logistics Inc. and its subsidiaries and Navios GP L.L.C. The subsidiary guarantees are “full and unconditional”, as those terms are used in Regulation S-X Rule 3-10, except that the indenture provides for an individual subsidiary’s guarantee to be automatically released in certain customary circumstances, such as when a subsidiary is sold or all of the assets of the subsidiary are sold, the capital stock is sold, when the subsidiary is designated as an “unrestricted subsidiary” for purposes of the indenture, upon liquidation or dissolution of the subsidiary or upon legal or covenant defeasance or satisfaction and discharge of the 2019 Notes. The 2019 Co-Issuers have the option to redeem the 2019 Notes in whole or in part, at any time (i) before February 15, 2015, at a redemption price equal to 100% of the principal amount, plus a make-whole premium, plus accrued and unpaid interest, if any, and (ii) on or after February 15, 2015, at a fixed price of 104.063% of the principal amount, which price declines ratably until it reaches par in 2017, plus accrued and unpaid interest, if any. At any time before February 15, 2014, the 2019 Co-Issuers may redeem up to 35% of the aggregate principal amount of the 2019 Notes with the net proceeds of an equity offering at 108.125% of the principal amount of the 2019 Notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the 2019 Notes remains outstanding after such redemption. In addition, upon the occurrence of certain change of control events, the holders of the 2019 Notes will have the right to require the 2019 Co-Issuers to repurchase some or all of the 2019 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2019 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2019 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2019 Co-Issuers were in compliance with the covenants as of June 30, 2013.

Ship Mortgage Notes

In November 2009, the Company and its wholly owned subsidiary, Navios Maritime Finance (US) Inc. (together, the “Mortgage Notes Co-Issuers”) issued $400.0 million of first priority ship mortgage notes due on November 1, 2017 at a fixed rate of 8.875%. In July 2012, the Mortgage Notes Co-Issuers issued an additional $88.0 million of the ship mortgage notes at par value.

The ship mortgage notes are senior obligations of the Mortgage Notes Co-Issuers and are secured by first priority ship mortgages on 17 vessels owned by certain subsidiary guarantors and other related collateral securities. The ship mortgage notes are fully and unconditionally guaranteed, jointly and severally by all of the Company’s direct and indirect subsidiaries that guarantee the 2019 Notes and Navios Maritime Finance II (US) Inc. The guarantees of the Company’s subsidiaries that own mortgage vessels are senior secured guarantees and the guarantees of the Company’s subsidiaries that do not own mortgage vessels are senior unsecured guarantees. In addition, the Mortgage Notes Co-Issuers have the option to redeem the ship mortgage notes in whole or in part, at any time (i) before November 1, 2013, at a redemption price equal to 100% of the principal amount plus a make whole price which is based on a formula calculated using a discount rate of treasury bonds plus 50 basis points, and (ii) on or after November 1, 2013, at a fixed price of 104.438%, which price declines ratably until it reaches par in 2015.

Furthermore, upon occurrence of certain change of control events, the holders of the ship mortgage notes may require the Mortgage Notes Co-Issuers to repurchase some or all of the notes at 101% of their face amount. Pursuant to the terms of a registration rights agreement, as a result of satisfying certain conditions, the Mortgage Notes Co-Issuers and the guarantors are not obligated to file a registration statement that would have enabled the holders of ship mortgage notes to exchange the privately placed notes with publicly registered notes with identical terms. The ship mortgage notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering into certain transactions with affiliates, merging or consolidating or selling all or substantially all of the Mortgage Notes Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The Mortgage Notes Co-Issuers were in compliance with the covenants as of June 30, 2013.

Navios Logistics Senior Notes

In April 2011, Navios Logistics and its wholly-owned subsidiary Navios Logistics Finance (US) Inc. (“Logistics Finance” and, together the “Logistics Co-Issuers”) issued $200.0 million in senior notes due on April 15, 2019 at a fixed rate of 9.25% (the “Existing Logistics Senior Notes”). In March 2013, the Logistics Co-Issuers issued an additional $90.0 million of the senior notes due on April 15, 2019 (the “Additional Logistics Senior Notes”, together with the Existing Logistics Senior Notes, the “Logistics Senior Notes”) at a premium, with a price of 103.750%. The terms of the Additional Logistics Senior Notes issued in March 2013 are identical to the $200.0 million Existing Logistics Senior Notes that were issued in April 2011.

The Logistics Senior Notes are fully and unconditionally guaranteed, jointly and severally, by all of Navios Logistics’ direct and indirect subsidiaries except for Hidronave S.A. and Navios Logistics Finance (US) Inc. The subsidiary guarantees are “full and unconditional”, as those terms are used in Regulation S-X Rule 3-10, except that the indenture provides for an individual subsidiary’s guarantee to be automatically released in certain customary circumstances, such as when a subsidiary is sold or all of the assets of the subsidiary are sold, the capital stock is sold, when the subsidiary is designated as an “unrestricted subsidiary” for purposes of the indenture, upon liquidation or dissolution of the subsidiary or upon legal or covenant defeasance or satisfaction and discharge of the notes. The Logistics Co-Issuers have the option to redeem the notes in whole or in part, at their option, at any time (i) before April 15, 2014, at a redemption price equal to 100% of the principal amount plus the applicable make-whole premium plus accrued and unpaid interest, if any, to the redemption date and (ii) on or after April 15, 2014, at a fixed price of 106.938%, which price declines ratably until it reaches par in 2017. At any time before April 15, 2014, the Logistics Co-Issuers may redeem up to 35% of the aggregate principal amount of the Logistics Senior Notes with the net proceeds of an equity offering at 109.25% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date so long as at least 65% of the originally issued aggregate principal amount of the notes remains outstanding after such redemption.

In addition, upon the occurrence of certain change of control events, the holders of the Logistics Senior Notes will have the right to require the Logistics Co- Issuers to repurchase some or all of the notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

Pursuant to a registration rights agreement, the Logistics Co-Issuers and the subsidiary guarantors filed a registration statement in respect of the Additional Logistics Senior Notes on April 10, 2013 that was declared effective on July 2, 2013. The exchange offer for the privately placed notes with publicly registered notes with identical terms was completed on August 5, 2013 with 100.0% of the privately placed notes tendered for exchange.

The Logistics Senior Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, in excess of 6% per annum of the net proceeds received by or contributed to Navios Logistics in or from any public offering, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering into transactions with affiliates, merging or consolidating or selling all or substantially all of Navios Logistics’ properties and assets and creation or designation of restricted subsidiaries.

Preferred Stock

Navios Holdings’ certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Navios Holdings’ board of directors. Accordingly, Navios Holdings’ board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. As of September 10, 2013 there were, in the aggregate, 8,479 shares of preferred stock outstanding, designated as various series of preferred stock.

Preferred Stock Purchase Right

Navios Maritime Holdings Inc. has entered into a stockholders rights agreement and declared a dividend of one preferred share purchase right, or a Right, to purchase one one-thousandth of a share of the Company’s Preferred Stock for each outstanding share of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The dividend was payable on October 16, 2008 to our stockholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one one-thousandth of a share of Preferred Stock at an exercise price of $50.00, subject to adjustment.

The following summary of the principal terms of the stockholders rights agreement is a general description only, and is subject to the specific terms and conditions set forth in the Stockholders Rights Agreement between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

Rights Evidenced by Common Share Certificates

The Rights will not be exercisable until the Distribution Date (defined below). We will not send Certificates for the Rights (“Rights Certificates”) to stockholders and the Rights will attach to and trade only together with the Common Stock. Common Stock certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender or transfer of any certificates for Common Stock, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Distribution Date

The Rights will be separate from the Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of (a) the tenth day after a person or group of affiliated or associated persons (“Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock then outstanding, or (b) the tenth business day (or such later date as may be determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s then outstanding Common Stock. The earlier of these dates is referred to as the “Distribution Date.” Angeliki Frangou and entities and persons affiliated or related to her are excluded from the definition of “Acquiring Person.” Persons who are beneficial owners of 10% or more of the Common Stock outstanding on the effective date of the rights agreement shall not become an Acquiring Person until such time as they acquire such number of additional shares of stock as would cause such person to own 20% or more of the Company’s then outstanding Common Stock.

Issuance of Rights Certificates; Expiration of Rights

As soon as practicable following the Distribution Date, a Rights Certificate will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificate alone will evidence the Rights from and after the Distribution Date. The Rights will expire on the earliest of (i) October 16, 2018, (the “Final Expiration Date”), or (ii) redemption or exchange of the Rights as described below.

Initial Exercise of the Rights

Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Exercise Price, one one-thousandth of a share of the Preferred Stock. In the event that the Company does not have sufficient Preferred Stock available for all Rights to be exercised, or the board of directors decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Preferred Stock for which the Rights would have been exercisable under this provision or as described below.

Right to Buy Company Common Stock

Unless the Rights are earlier redeemed, in the event that an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock, then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the Exercise Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

Right to Buy Acquiring Company Stock

Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Exercise Price.

Redemption

At any time on or prior to the close of business on the earlier of (i) the first date of the public announcement that an Acquiring Person has obtained 15% or more of the Company’s then outstanding Common Stock or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right.

Exchange Provision

At any time after an Acquiring Person obtains 15% or more of the Company’s then outstanding Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the Company’s outstanding Common Stock, the board of directors of the Company may exchange the Rights (other than Rights beneficially owned by the Acquiring Person, which shall be void), in whole or in part, at an exchange ratio of one Common Stock per Right.

Adjustments to Prevent Dilution

The Exercise Price payable, the number of Rights, and the number of Preferred Stock shares or Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price.

Cash Paid Instead of Issuing Fractional Shares

No fractional Common Stock will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the current market value of the Common Stock on the trading date immediately prior to the date of exercise.

No Stockholders’ Rights Prior to Exercise

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder’s ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities, shorten or lengthen any time period, subject to certain limitations, or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Preferred Stock

Each one one-thousandth of a share of Preferred Stock has rights and preferences substantially equivalent to those of one share of Common Stock.

Certain Anti-Takeover Effects

The Rights approved by the board of directors are designed to protect and maximize the value of the Company’s securities in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the board of directors. Takeover attempts may include coercive tactics, which deprive the Company’s board of directors and its stockholders of a meaningful chance to determine the Company’s future. The Rights have been declared by the board of directors in order to deter such tactics, as they unfairly pressure stockholders and may deprive them of the full value of their shares. The Rights will not prevent a takeover of the Company. Subject to the restrictions described above, the Rights may be redeemed by the Company at $0.0001 per Right at any time prior to the Distribution Date, and therefore, should not interfere with any merger or business combination approved by the board of directors.

Transfer Agent and Warrant Agent

The transfer agent for Navios Holdings’ securities is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock, which may be represented by American Depositary Shares;

•	warrants to purchase common stock;

•	debt securities; and/or

•	any combination of the above, separately or as units.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

COMMON STOCK

Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

PREFERRED STOCK

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. For those shares of preferred stock, if any, that are deposited in an American Depositary Receipt facility pursuant to a depositary agreement, to be entered into with the depositary, the depositary or its nominee is deemed the shareholder (for additional details, see “Description of American Depositary Shares”). The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the Company. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Any issuance of debt securities will need to take into account the terms and provisions of our senior notes, our ship mortgage notes and our debt facilities, or any other debt, if such debt is outstanding at the time of issuance of any debt securities we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

AMERICAN DEPOSITARY SHARES

ADSs represent ownership interests in securities that are on deposit with a depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the ADSs that we may offer under this prospectus and any applicable prospectus supplement and the related depositary agreements and ADRs. While the terms summarized below will apply generally to any ADSs that we may offer, we will describe the particular terms of any ADSs in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any ADSs offered under that prospectus supplement may differ from the terms described below.

We may issue ADSs representing preferred stock in one or more series. We will evidence each series of ADSs by ADRs that we will issue under a separate agreement that we will enter into with a depositary. We will indicate the name and principal executive office of the depositary in the applicable prospectus supplement relating to particular ADSs.

We will describe in the applicable prospectus supplement the terms of the ADSs, including:

•	the amount of deposited securities represented by one unit of ADRs;

•	any procedure for voting the deposited securities;

•	any procedure for collecting and distributing dividends;

•	the procedures for transmitting notices, reports and proxy soliciting material;

•	the sale or exercise of rights;

•	the deposit or sale of securities resulting from dividends, splits or plans of reorganization;

•	any redemption provisions;

•	the amendment, extension or termination of the deposit arrangements;

•	the rights that holders of ADRs have to inspect the books of the depositary and the list of receipt holders;

•	any restrictions on the right to transfer or withdraw the underlying securities;

•	any limitation on the depositary’s liability; and

•	all fees and charges that a holder of ADRs will have to pay, either directly or indirectly.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Navios Maritime Partners L.P. for the year ended December 31, 2012 incorporated in this Prospectus by reference to the Navios Maritime Holdings Inc. Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

Not applicable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the securities Act of 1933, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Securities Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we anticipate filing with the SEC, within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the three first quarter of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we were exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a Registration Statement on Form F-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 20-F for the year ended December 31, 2012 filed on April 24, 2013 and Annual Report on Form 20-F/A for the year ended December 31, 2012 filed on September 11, 2013.

•	Reports on Form 6-K filed on May 21, 2013, May 24, 2013, August 22, 2013 and August 26, 2013

•	The description of our common stock contained in our Form 8-A filed on February 14, 2007.

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(011) + (377) 9798-2140

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

             American Depositary Shares

NAVIOS MARITIME HOLDINGS INC.

Each Representing 1/100th of One Share of

    % Series G Cumulative Redeemable Perpetual

Preferred Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

J.P. Morgan

Credit Suisse

S. Goldman Capital LLC

                    , 2014